UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to Rule 14a-12

LIVE NATION ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2014

_________________

TO THE STOCKHOLDERS OF LIVE NATION ENTERTAINMENT, INC.:

The 2014 Annual Meeting of Stockholders of Live Nation Entertainment, Inc., a Delaware corporation, will be held on Thursday, June 5, 2014, at 9:00 a.m., local time, at 9350 Civic Center Drive, Beverly Hills, California 90210, for the following purposes:

1.	to elect the eleven director nominees identified in the accompanying proxy statement to hold office until the 2015 Annual Meeting of Stockholders;
2.	to hold an advisory vote on the company’s executive compensation;
3.	to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2014 fiscal year; and
4.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The board of directors has fixed the close of business on April 10, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the 2014 Annual Meeting of Stockholders and at any adjournment or postponement thereof.

Thank you for your ongoing support and continued interest in Live Nation Entertainment.

By Order of the Board of Directors,

Michael Rapino President, Chief Executive Officer and Director

Beverly Hills, California
April 23, 2014

i

9348 Civic Center Drive
Beverly Hills, California 90210

_________________

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
June 5, 2014

_________________

The board of directors of Live Nation Entertainment, Inc., which is referred to herein sometimes as “Live Nation,” “our,” “us,” “we” or the “company,” solicits the enclosed proxy for the Annual Meeting of Stockholders to be held on Thursday, June 5, 2014, at 9:00 a.m., local time, at 9350 Civic Center Drive, Beverly Hills, California 90210, and for any adjournment or postponement thereof. This proxy statement is being made available to stockholders on or about April 23, 2014.

_________________

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	Q: Purpose—What is the purpose of the Annual Meeting of Stockholders?
A:	At the annual meeting, stockholders will act upon the matters outlined in this proxy statement, including:
•	election of the eleven members of our board of directors, the director nominees being Mark Carleton, Jonathan Dolgen, Ariel Emanuel, Robert Ted Enloe, III, Jeffrey T. Hinson, Margaret “Peggy” Johnson, James S. Kahan, Gregory B. Maffei, Randall T. Mays, Michael Rapino and Mark S. Shapiro;
•	an advisory vote on the company’s executive compensation; and
•	ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2014 fiscal year.
2.	Q: Board’s Recommendations—How does the board of directors recommend that I vote?
A:	The board of directors recommends that you vote your shares:
•	FOR each of the director nominees named in this proxy statement;
•	FOR the advisory resolution approving the company’s executive compensation; and
•	FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2014 fiscal year.

If you are an employee or former employee who holds company stock through our 401(k) Savings Plan, the proxy that you submit will provide your voting instructions for this stock to the plan trustee. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in the plan, except as may otherwise be required by law.

3.	Q: Vote Requirement—How many votes are required to approve each item?
A:	Election of directors—Our bylaws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). For purposes of electing directors, a failure to vote or withholding your vote by voting “abstain” (or a direction to your broker, bank or other nominee to withhold your vote) is not counted as a vote cast, and therefore will have no effect on the outcome of the election of directors. Each of our director nominees is currently serving on the board of directors. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director.” Under our Board Policy Regarding Majority Voting, the board of directors expects each incumbent director who is nominated for re-election to the board to tender his or her resignation from the board if he or she fails to receive the required number of votes for re-election in accordance with our bylaws. The resignation shall become effective only if and when the board of directors or a duly authorized committee of the board determines to accept such resignation. The board of directors or the duly authorized committee of the board, as the case may be, may consider any factors it deems relevant in deciding whether to accept a director’s resignation. Each of the director nominees has affirmatively agreed to tender a resignation under the circumstances described above.

Advisory resolution on executive compensation—The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on this matter is required to approve the advisory resolution on the company’s executive compensation. For purposes of this vote, abstentions (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote on this matter, and therefore will have the effect of a negative vote. The results of this vote are not binding on our board of directors.

Ratification of the appointment of our independent registered public accounting firm—The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on this matter is required to ratify the appointment of our independent registered public accounting firm. For purposes of this vote, abstentions (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote on this matter, and therefore will have the effect of a negative vote.

Other items—The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on such matter is required to approve any other business properly brought before the annual meeting. For purposes of any such vote, abstentions (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote on such matter, and therefore will have the effect of a negative vote.

4.	Q: Record Date—Which of my shares may I vote?
A:	All shares owned by you as of the close of business on April 10, 2014, which is referred to as the Record Date, may be voted by you. These shares include shares that are (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a broker, bank or other nominee.
5.	Q: Quorum—What constitutes a quorum?
A:	Presence at the annual meeting, in person or by proxy, of the holders of a majority of our common stock outstanding on the Record Date will constitute a quorum, permitting the annual meeting to proceed and business to be conducted. Abstentions and broker non-votes are included in the calculation of the number of shares considered to be present at the annual meeting.

At the close of business on the Record Date, we had 200,403,210 shares of common stock outstanding and entitled to vote.

6.	Q: Record Holders and Beneficial Owners—What is the difference between holding shares as a “record holder” versus a “beneficial owner”?
A:	Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Record holders—If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are, with respect to those shares, the stockholder of record or “record holder.” As the record holder, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed or sent a proxy card for you to use. You may also vote by mail, over the Internet or by telephone, as described below under the heading “Voting—How can I vote?”

Beneficial owners—If your shares are held in a brokerage account or bank or by another nominee, you are, with respect to those shares, the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your nominee on how to vote or to vote in person at the annual meeting. However, since you are not a record holder, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your nominee (who is the record holder), giving you the right to vote the shares. If you do not wish to vote in person, you may vote by mail, over the Internet or by telephone, as described below under the heading “Voting—How can I vote?”

7.	Q: Voting—How can I vote?
A:	Each share of our common stock is entitled to one vote on all matters submitted for a vote at the annual meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Most stockholders have four options for submitting their votes:
•	By Mail—Record holders may submit proxies by completing, signing and dating the accompanying proxy card and mailing it in the accompanying pre-addressed envelope. Beneficial owners may also vote by mail by completing, signing and dating the voting instruction card provided by their nominee and mailing it in the accompanying pre-addressed envelope.
•	In Person—Record holders may vote in person at the annual meeting. Beneficial owners may also vote in person at the annual meeting if they obtain a legal proxy from their nominee giving them the right to vote the shares.
•	By Internet—Record holders may vote via the Internet by following the instructions set forth on the proxy card. Most beneficial owners may vote via the Internet by accessing the website specified on the voting instruction card provided by their nominees. Please check the voting instruction card provided by your nominee for Internet voting availability.
•	By Telephone—Record holders may vote via telephone by following the instructions set forth on the proxy card. Most beneficial owners who live in the United States or Canada may vote via telephone by calling the toll-free number specified on the voting instruction card provided by their nominees. Please check the voting instruction card provided by your nominee for telephone voting availability.

8.	Q: Broker Non-Votes—What is a broker non-vote?
A:	Generally, a broker non-vote occurs when shares held by a nominee for a beneficial owner are not voted with respect to a particular proposal because (i) the nominee has not received voting instructions from the beneficial owner and (ii) the nominee lacks discretionary voting power to vote such shares. Under New York Stock Exchange, or NYSE, rules, a nominee does not have discretionary voting power with respect to “non-routine” matters or the election of directors. The ratification of the appointment of our independent registered public accounting firm is a routine matter and the other proposals are non-routine matters.

If you are the beneficial owner of our common stock, your nominee will send you directions on how you can instruct them to vote.

9.	Q: Revocation of Proxy—May I change my vote after I return my proxy?
A:	Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised.

Record holders may change their vote by:

•	a timely, valid, later-dated proxy;
•	a timely written notice of revocation submitted to our General Counsel at our principal executive offices at 9348 Civic Center Drive, Beverly Hills, California 90210; or
•	attending the annual meeting and voting in person.

Beneficial owners may change their vote by complying with the instructions on their voting instruction cards.

You should be aware that simply attending the annual meeting will not in and of itself constitute a revocation of your proxy.

10.	Q: Voting Results—Where can I find the voting results of the annual meeting?
A:	We will publish the final voting results of the annual meeting in a Current Report on Form 8-K filed with the United States Securities and Exchange Commission, or the SEC, within four business days after the annual meeting.
11.	Q: Multiple Sets of Proxy Materials—What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a record holder and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy card and voting instruction card that you receive.
12.	Q: Householding—What is householding?
A:	The SEC has adopted rules that permit companies and intermediaries, such as brokers, banks and other nominees, to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these materials, other than the proxy card, to those stockholders. This process is commonly referred to as “householding.” Your nominee may engage in householding. Through householding, beneficial owners who have the same address and last name will receive only one copy of the proxy materials unless one or more of these owners notifies us or their nominee that they wish to continue receiving individual copies. Beneficial owners who participate in householding will receive separate proxy cards. This procedure will reduce printing costs and postage fees.

To commence or discontinue householding, please notify your broker, bank or other nominee. Alternatively, you may direct such requests in writing to Live Nation Entertainment, Inc., 9348 Civic Center Drive, Beverly Hills, California 90210, Attention: General Counsel, or by phone at (310) 867-7000. Individual copies of the proxy materials also may be requested at any time at this same address and telephone number.

13.	Q: Solicitation—Who will pay the costs of soliciting these proxies?
A:	Proxies will be solicited initially by mail. Further solicitation may be made in person or by telephone, electronic mail or facsimile by members of management. We will bear the expense of preparing, printing and mailing this proxy statement and accompanying materials to our stockholders. Upon request, we will reimburse brokers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the annual meeting to the beneficial owners of our common stock.
14.	Q: Additional Matters at the Annual Meeting—What happens if additional matters are presented at the annual meeting?
A:	Other than the three proposals described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Michael Rapino, our President, Chief Executive Officer and Director, and Kathy Willard, our Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.
15.	Q: Stockholder Proposals—What is the deadline to propose business for consideration at next year’s annual meeting of stockholders?
A:	You may submit proposals for consideration at future stockholder meetings.

For a stockholder proposal to be considered for inclusion in our proxy materials for our 2015 Annual Meeting of Stockholders, the proposal must (i) be delivered to us on or before December 24, 2014 and (ii) comply with all applicable SEC rules and regulations, including Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any proposals not received by this deadline will be untimely and not included in our 2015 proxy materials. Alternatively, under our bylaws, a stockholder may bring a proposal before our 2015 Annual Meeting of Stockholders, without including the proposal in our proxy materials, if (i) the stockholder provides us notice of the proposal no earlier than February 5, 2015 and no later than March 7, 2015 and (ii) the proposal concerns a matter that may be properly considered and acted upon at the annual meeting in accordance with our bylaws and corporate governance policies. Any such proposal not received by this deadline will be untimely and not considered at our 2015 Annual Meeting of Stockholders. Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. Our bylaws are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com.

Proposals should be addressed to:

Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel

16.	Q: Nomination of Directors—How do I submit a proposed director nominee to the board of directors for consideration at next year’s annual meeting of stockholders?
A:	You may propose a director nominee for consideration at the annual meeting by complying with our bylaws, which provide for a notice that must (i) be delivered to us at our principal executive offices set forth immediately above no earlier than February 5, 2015 and no later than March 7,

2015, (ii) provide all information relating to the director nominee that is required to be disclosed in a solicitation of proxies for the election of directors in an election contest, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and (iii) provide the director nominee’s written consent to serve as a director if elected. Stockholders are advised to review our bylaws and Board of Directors Governance Guidelines with respect to director nominations. These documents are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com.
17.	Q: Further Questions—Who can help answer my questions?
A:	If you have any questions about our proxy materials or the annual meeting, you can contact our General Counsel at:

Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel
(310) 867-7000

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 5, 2014:

Our Notice of Annual Meeting of Stockholders and Proxy Statement, 2013 Annual Report and
Form 10-K are available free of charge in the Reports section of our website at
investors.livenationentertainment.com.

CORPORATE GOVERNANCE

We have adopted a Code of Business Conduct and Ethics for directors, officers and employees, as well as Board of Directors Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws and board committee charters, form our framework for governance. All of these documents are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com or may be obtained upon written request to:

Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel

Governance Highlights

We are committed to maintaining high standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. Some of the highlights of our corporate governance include:

✓	Chairman of the Board who is not a member of management;
✓	9 of 11 directors are independent (and only one, our Chief Executive Officer, is a member of management);
✓	annual election of all members of our board of directors;
✓	majority voting standard for uncontested director elections;
✓	director resignation policy for directors who fail to receive a majority of votes for reelection;
✓	annual advisory vote to approve executive compensation (see Proposal 2);
✓	annual advisory vote to ratify independent auditor (see Proposal 3);
✓	no former employees serve as directors;
✓	regular board self-assessments; and
✓	committee members (other than Executive Committee) are all independent.

Independence

Our board of directors currently consists of eleven directors, nine of whom are independent (as defined by our Board of Directors Governance Guidelines) and one of whom serves as our President and Chief Executive Officer. For a director to be independent, the board of directors must determine, among other things, that a director does not have any direct or indirect material relationship with us or any of our subsidiaries. The board of directors has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE corporate governance standards. The independence guidelines are set forth in Appendix A of our Board of Directors Governance Guidelines.

Applying these independence standards, the board of directors has determined that Mark Carleton, Jonathan Dolgen, Ari Emanuel, Ted Enloe, Jeff Hinson, Peggy Johnson, Jim Kahan, Randall Mays and Mark Shapiro are all independent directors.

Board Composition and Director Qualifications

Our Nominating and Governance Committee periodically assesses the appropriate size and composition of the board of directors, taking into account our specific needs. The committee utilizes various methods for identifying and evaluating candidates for director. Candidates may come to the attention of the committee through recommendations of directors, management, stockholders and professional search firms. Generally, the committee seeks members with diverse backgrounds and viewpoints which contribute to the board of directors’ broad spectrum of experience and expertise, and who have a reputation of integrity. While the Nominating and Governance Committee carefully considers diversity when considering director candidates, it has not established a formal policy regarding diversity.

At a minimum, directors should:

•	have experience in positions with a high degree of responsibility;
•	demonstrate strong leadership skills;
•	have the time, energy, interest and willingness to serve as a director; and
•	contribute to the mix of skills, core competencies and qualifications of the board of directors and management.

In addition to recommendations from directors, management and professional search firms, the Nominating and Governance Committee will consider director candidates properly submitted by stockholders. Stockholder recommendations should be sent to the General Counsel at our principal executive offices. The Nominating and Governance Committee will review all potential director nominees in the same manner, regardless of the source of the recommendation, in accordance with its charter.

Board Leadership Structure

The board of directors believes that separate individuals should hold the positions of Chairman of the Board and Chief Executive Officer, and our board of directors is currently led by a Chairman who does not act as Chief Executive Officer and is not an employee. Under our bylaws and Board of Directors Governance Guidelines, the Chairman of the Board is responsible for coordinating the board of directors’ activities, including the scheduling of meetings and the determination of relevant agenda items.

Risk Oversight and Compensation Risk Assessment

The Audit Committee reviews our policies and practices with respect to risk assessment and risk management, including discussing with management our major risk exposures and the steps that have been taken to monitor and control such exposures. The Audit Committee reports the results of its review to the board of directors.

Matters of risk management are brought to the attention of the Audit Committee by our Chief Financial Officer, our General Counsel, our Chief Accounting Officer, our external auditors and our director of Internal Audit, who regularly reviews and assesses internal processes and controls for ongoing compliance with internal policies, as well as for potential weaknesses that could result in a failure of an internal control process. Management reviews and reports on potential areas of risk at the request of the Audit Committee or other members of the board of directors.

We believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the company’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, which is a “code of ethics” as defined by applicable SEC rules. The purpose and role of this code is to, among other things, focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct and to help enhance and formalize our culture of integrity, honesty and accountability. If we make any amendments to this code, other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from any provision of this code that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Controller, or persons performing similar functions, and that relates to an element of the SEC’s “code of ethics” definition, then we will disclose the nature of the amendment or waiver in the Corporate Governance section of our website at investors.livenationentertainment.com.

Officer and Director Stock Ownership Guidelines

It is the board of directors’ policy that all directors and executive officers, consistent with their responsibilities to our stockholders as a whole, hold a significant equity interest in our company. Toward this end, the board of directors expects all directors and executive officers to own, or acquire within three years of first becoming a director or executive officer, shares of our common stock having a market value of at least $225,000.

The board of directors recognizes that exceptions to this policy may be necessary or appropriate in individual cases and may approve such exceptions from time to time as it deems appropriate in the interest of our stockholders.

Stockholder Communications

Stockholders and other interested parties may communicate with the board of directors, any committee thereof, the independent or non-management directors as a group or any individual director in writing. All such written communications must identify the recipient and be forwarded by mail to:

Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel

The General Counsel will act as agent for the directors in facilitating such communications. In that capacity, the General Counsel may review, sort and summarize the communications.

Complaints about accounting, internal accounting controls or auditing matters may be made by calling our toll-free Business Integrity Hotline at (888) 497-2555, or via a web-reporting tool at www.livenation.alertline.com for those in North America and www.livenationinternational.alertline.com for those in international locations.

Certain Relationships and Transactions

Our Audit Committee is charged with the responsibility of reviewing, approving and overseeing all related-person transactions, as defined in SEC regulations. This responsibility is set forth, in part, in our Code of Business Conduct and Ethics under the heading “Policy on Related-Person Transactions” and in the Audit Committee Charter.

Generally, the policy covers any transaction in which we were or will be a participant, the amount involved exceeds $120,000 and any “related person” had, or will have, a direct or indirect material interest in the transaction. “Related person” includes, generally, any (i) director or executive officer, (ii) nominee for director, (iii) stockholder who beneficially owns more than 5% of any class of our voting securities and (iv) family members of any of the persons set forth in (i) through (iii) above.

Agreements with Clear Channel

A current member of our board of directors, Randall Mays, was an officer and director of Clear Channel Communications, Inc., which we refer to as Clear Channel, until July 2013. From time to time, we purchase advertising from Clear Channel and its subsidiaries in the ordinary course of business on arms-length terms. From January 1 through July 31, 2013 we paid Clear Channel approximately $2.9 million for these advertising services. Additionally, in connection with our 2005 spin-off from Clear Channel, we entered into various lease and licensing agreements with Clear Channel, the terms of which are between eight and eleven years and which primarily relate to office space occupied by our employees. From January 1 through July 31, 2013, we paid Clear Channel approximately $0.5 million under these agreements.

Agreements with Liberty

In connection with the merger between Live Nation and Ticketmaster Entertainment, Inc., or Ticketmaster, which is referred to as the merger, we entered into governance and other arrangements with predecessors of Liberty Media Corporation, which we refer to as Liberty Media, and certain predecessors, successors and affiliates of Liberty Media, which collectively, together with Liberty Media, are referred to as Liberty. As described in the section entitled “Security Ownership” beginning on page 23, as of April 10, 2014, Liberty beneficially owned 52,051,943 shares of our common stock.

Liberty Stockholder Agreement

In February 2009, Liberty, Live Nation and Ticketmaster entered into a stockholder agreement, or the Liberty Stockholder Agreement. The following summary is qualified by reference to the full Liberty Stockholder Agreement, a copy of which was included as an exhibit to our Current Report on Form 8-K filed with the SEC on February 13, 2009.

Board Representation.  Pursuant to the Liberty Stockholder Agreement, following the completion of the merger, Liberty is entitled to nominate up to two Liberty directors for election to our board of directors until the earlier of (i) the date on which Liberty ceases to beneficially own at least 12,269,699 shares of Live Nation common stock, and (ii) the date on which Liberty ceases to own shares of Live Nation equity securities representing at least 5% of the total voting power of all Live Nation equity securities.

The directors nominated by Liberty must be reasonably acceptable to a majority of the board of directors who are not Liberty directors. In addition, one Liberty director must at all times qualify as “independent” within the meaning of applicable stock exchange rules. Live Nation has agreed to use commercially reasonable efforts to cause the election of each Liberty director, including soliciting proxies in favor of the election of each such Liberty director. In the event a vacancy is created by the death, disability, retirement, resignation or removal (for any reason) of any Liberty director, Liberty has the right to designate a replacement or additional Liberty director. The Liberty Stockholder Agreement also addresses Liberty’s rights to representation on certain of the standing committees of the board of directors. Liberty’s current designees to our board are Messrs. Carleton and Maffei.

Acquisition Restrictions.  Pursuant to the Liberty Stockholder Agreement, Liberty will not directly or indirectly acquire (subject to certain exceptions), by means of a purchase, tender or exchange offer, business combination or otherwise, beneficial ownership of Live Nation equity securities in excess of

35% of the total voting power of all Live Nation equity securities. Such percentage is subject to adjustment, as described below, and is referred to as Liberty’s applicable percentage. In the event that Liberty’s beneficial ownership of Live Nation equity securities exceeds Liberty’s applicable percentage, no Live Nation equity securities beneficially owned by Liberty in excess of Liberty’s applicable percentage will be voted on any matter submitted to Live Nation stockholders and Live Nation will not recognize any votes cast by Liberty in excess of Liberty’s applicable percentage.

In connection therewith, we (i) amended our stockholder rights plan to permit Liberty to acquire Live Nation equity securities up to Liberty’s applicable percentage, (ii) agreed upon notice of certain permitted transfers of Live Nation equity securities described below, to amend the Live Nation stockholder rights plan to permit such permitted transferee to acquire Live Nation equity securities up to the applicable percentage in effect with respect to such transferee and (iii) agreed not to take certain actions that would materially adversely affect Liberty’s ability to acquire Live Nation equity securities up to Liberty’s applicable percentage or would otherwise impose material economic burdens on Liberty’s ability to do so. We have approved Liberty Media and its affiliates and agreed to approve any of their permitted transferees as an “interested stockholder” of ours within the meaning of Section 203 of the Delaware General Corporation Law, or the DGCL, and to exempt such persons’ acquisition of Live Nation equity securities from the restrictions on “business combinations” set forth in Section 203 of the DGCL.

Transfer of Rights Under the Liberty Stockholder Agreement; Adjustment of Liberty’s Applicable Percentage.  Under certain circumstances, if a transferee of Liberty’s Live Nation equity securities agrees to be bound by the Liberty Stockholder Agreement, certain rights and obligations under the Liberty Stockholder Agreement may be transferred by Liberty to such transferee.

If Liberty transfers Live Nation equity securities to one of Liberty’s affiliates and such entity thereafter ceases to be a Liberty affiliate as a result of a spin-off transaction, all of the rights and obligations of Liberty under the Liberty Stockholder Agreement will apply to such entity, including the rights to board representation described above. In that event, Liberty’s applicable percentage then in effect will apply to the spun-off Liberty affiliate and thereafter the applicable percentage attributable to Liberty will be 5%. If, however, Liberty transfers Live Nation equity securities to one of Liberty’s affiliates and no spin-off transaction occurs, then Liberty will retain all of the rights to board representation provided by the Liberty Stockholder Agreement.

If Liberty transfers all of its Live Nation equity securities to a third party who, after such transfer, does not own Live Nation equity securities in excess of Liberty’s applicable percentage, then all of the rights and obligations of Liberty under the Liberty Stockholder Agreement, other than the rights to board representation described above, will apply to such transferee. In that event, Liberty’s applicable percentage prior to such transfer will apply to such third-party transferee and thereafter the applicable percentage attributable to Liberty will be 0%. Live Nation will thereafter have the opportunity to amend the Live Nation stockholder rights plan to remove Liberty’s ability to acquire Live Nation common stock in excess of the threshold permitted by the Live Nation stockholder rights plan.

The rights and obligations of Liberty under the Liberty Stockholder Agreement may only be transferred to a third party twice, which transfers are in addition to the transfer of Live Nation equity securities in connection with the spin-off of a Liberty affiliate as described above.

The Liberty Stockholder Agreement provides that in the event that Liberty transfers Live Nation equity securities other than as described above (subject to certain permitted hedging transactions), Liberty’s applicable percentage will be reduced by the amount of Live Nation equity securities transferred.

Registration Rights Agreement

In January 2010, we entered into a registration rights agreement, or the Registration Rights Agreement, with Liberty. The following summary is qualified by reference to the full Registration Rights Agreement, a copy of which was included as an exhibit to our Current Report on Form 8-K filed with the SEC on January 29, 2010.

Under the Registration Rights Agreement, Liberty is entitled to three demand registrations (and unlimited piggyback registrations) with respect to Liberty’s shares of Live Nation common stock, provided that any such demand involves Live Nation common stock with an aggregate offering price of at least $75 million on the date of such demand. Liberty will also be permitted to exercise its registration rights in connection with certain hedging transactions that it may enter into in respect of its shares of Live Nation common stock.

In addition, we will indemnify Liberty, and Liberty will indemnify us, against specified liabilities in connection with misstatements or omissions in any registration statement. We will be responsible for expenses related to any registration, other than certain specified expenses, including (i) costs of printing and mailing the registration statement or other documents related to the offering, (ii) brokers’ commissions or underwriters’ discounts and (iii) costs of ours relating to analyst or investor presentations.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Director Nominees

The board of directors is soliciting approval of the following director nominees:

•	Mark Carleton
•	Jonathan Dolgen
•	Ariel Emanuel
•	Robert Ted Enloe, III
•	Jeffrey T. Hinson
•	Margaret “Peggy” Johnson
•	James S. Kahan
•	Gregory B. Maffei
•	Randall T. Mays
•	Michael Rapino
•	Mark S. Shapiro

As we elect all members of our board of directors annually, the eleven nominees will serve for a one-year term expiring on the date of our Annual Meeting of Stockholders held in 2015 or until their successors are elected or their earlier resignation or removal. All of the director nominees are current members of the board of directors and are standing for re-election.

Each of the director nominees has indicated a willingness to continue service as a director if elected. If any director nominee becomes unable to serve, the board of directors may designate a substitute nominee, in which case the designated proxy holders, Mr. Rapino and Ms. Willard, will vote for such substitute nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
EACH NAMED DIRECTOR NOMINEE.

General Information About the Director Nominees and the Board of Directors

Our bylaws provide that our business and affairs will be managed by, or under the direction of, our board of directors. Set forth below is biographical information for the director nominees, each of whom is a current member of our board of directors, as of the date of this proxy statement.

Name	Age	Position
Mark Carleton	53	Director
Jonathan Dolgen	68	Director
Ari Emanuel	54	Director
Ted Enloe	75	Director
Jeff Hinson	59	Director
Peggy Johnson	52	Director
Jim Kahan	66	Director
Greg Maffei	53	Director
Randall Mays	48	Director
Michael Rapino	48	President, Chief Executive Officer and Director
Mark Shapiro	44	Director

Mark Carleton has served as a member of our board of directors since January 2010 and served as a member of Ticketmaster’s board of directors from August 2008 until the merger. He currently serves as a Senior Vice President of Liberty Media, and previously served as a Senior Vice President of predecessors of Liberty Media from 2003 to 2011. Prior to that, he was employed by KPMG LLP from 1982 to 2003, most recently as a Partner and National Industry Director—Communications Segment and also served on KPMG’s board. Mr. Carleton was a practicing CPA during his time at KPMG. Mr. Carleton has served as a director of Mobile Streams, Inc. since January 2006, Air Methods Corp. since August 2008, Barnes & Noble, Inc. since September 2011 and Ideiasnet since July 2011, also serves as a director of a number of private companies, and formerly served as a director of DIRECTV from June 2008 to August 2009 and Sirius XM Holdings Inc. (formerly Sirius XM Radio Inc.) (“Sirius”) from January 2013 to September 2013.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Carleton should serve as a director: his professional background and experience, his current and previously held senior-executive level positions, his service on other public and private company boards and his specialized expertise in public company accounting. Mr. Carleton was nominated as a director by Liberty Media pursuant to the terms of the Liberty Stockholder Agreement.

Jonathan Dolgen has served as a member of our board of directors since January 2010 and served as a member of Ticketmaster’s board of directors from August 2008 until the merger. From July 2004 through April 2010, Mr. Dolgen had also been a Senior Advisor to Viacom, Inc., which is referred to as Old Viacom, a worldwide entertainment and media company, where he provided advisory services to the Chief Executive Officer of Old Viacom, or others designated by him, on an as-requested basis. Effective December 31, 2005, Old Viacom was separated into two publicly traded companies, Viacom Inc., which is referred to as New Viacom, and CBS Corporation. From the separation of Old Viacom until April 2010, Mr. Dolgen provided advisory services to the Chief Executive Officer of New Viacom, or others designated by him, on an as-requested basis. Since July 2004, Mr. Dolgen has been a private investor, and since September 2004, Mr. Dolgen has been a principal of Wood River Ventures, LLC, or Wood River, a private entity that seeks investment and other opportunities and provides consulting services primarily in the media sector. From October 2006 through March 2008, Mr. Dolgen served as Senior Consultant for ArtistDirect, Inc. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group, a unit of Old Viacom, where he oversaw various operations of Old Viacom’s businesses, which during 2003 and 2004 primarily included the operations engaged in motion picture production and distribution, television production and distribution, regional theme parks, theatrical exhibition and publishing. As a result of the separation of Old Viacom, Old Viacom’s motion picture production and distribution and theatrical exhibition business became part of New Viacom’s businesses, and substantially all of the remaining businesses of Old Viacom overseen by Mr. Dolgen remained with CBS Corporation. Mr. Dolgen began his career in the entertainment industry in 1976 and, until joining the Viacom Entertainment Group, served in executive positions at Columbia Pictures Industries, Inc., Twentieth Century Fox and Fox, Inc. and Sony Pictures Entertainment. Since August 2005, Mr. Dolgen has been a director of Expedia, Inc. and from October 2004 until September 2008, Mr. Dolgen was a director of Charter Communications, Inc.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Dolgen should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public company boards, his extensive experience with companies in the media sector and expertise in both traditional and new media.

Ari Emanuel has served as a member of our board of directors since 2007. Mr. Emanuel was a founding partner of Endeavor, a leading talent agency that merged with the William Morris Agency in

2009, creating WME Entertainment. Mr. Emanuel was an integral part of Endeavor’s success and provided its vision. Mr. Emanuel is now Chief Executive Officer and a member of the board of directors of WME Entertainment. Mr. Emanuel is also a member of the Board of Trustees of the American Film Institute.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Emanuel should serve as a director: his professional background and experience, his leadership skills acquired while building Endeavor and guiding WME Entertainment, his extensive knowledge and understanding of, and reputation in, the entertainment industry and his expertise in artist representation.

Ted Enloe has served as a member of our board of directors since 2006. Mr. Enloe has been Managing General Partner of Balquita Partners, Ltd., a family securities and real estate investment partnership, since 1996, and he currently serves as a director of Leggett & Platt Inc. and Silicon Laboratories Inc. Mr. Enloe’s former positions include Vice Chairman of the Board and member of the Office of the Chief Executive for Compaq Computer Corporation and president of Lomas Financial Corporation and Liberte Investors.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Enloe should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public and private company boards, his extensive experience with technology companies and his financial expertise.

Jeff Hinson has served as a member of our board of directors since 2005. Mr. Hinson has been President of YouPlus Media, LLC since June 2009. Previously, he served as Chief Executive Officer of Border Media Partners, LLC from 2007 to 2009, was a private financial consultant from 2005 to 2007 and served as Executive Vice President and Chief Financial Officer of Univision Communications Inc. from 2004 to 2005. He served as Senior Vice President and Chief Financial Officer of Univision Radio, the radio division of Univision, from 2003 to 2004. From 1997 to 2003, Mr. Hinson served as Senior Vice President and Chief Financial Officer of Hispanic Broadcasting Corporation, which was acquired by Univision in 2003 and became the radio division of Univision. Mr. Hinson also serves as Chairman of the Board of Windstream Corporation and as a director of TiVo Inc. and Ares Commercial Real Estate Corporation.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Hinson should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public company boards, his extensive experience with companies in the media sector and his financial expertise.

Peggy Johnson was elected to our board of directors in June 2013. She currently serves as Executive Vice President, and President of Global Market Development, of Qualcomm Technologies, Inc. In her current role, Ms. Johnson is responsible for commercializing new business and developing strategic relationships. She also serves as the Chairwoman of the Board of Directors of Qualcomm Labs, Inc., an incubator organization that focuses on launching new businesses and products and exploring new region segments. With a technology career that spans more than two decades, Ms. Johnson has held roles in nearly every facet of Qualcomm’s operations. She began as a software engineer in the company’s wireless solutions group, and later held senior-level positions in technology, business development and sales. Most notably, under Ms. Johnson’s leadership, Qualcomm developed and commercially launched BREW (Binary Runtime Environment for Wireless), the world’s first large-scale mobile app store, which inspired the growth of a global ecosphere that has generated more than $3 billion in revenue to date.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Ms. Johnson should serve as a director: her professional background and experience, previously held senior-executive level positions and her extensive expertise and experience in technology, business development and sales.

Jim Kahan has served as a member of our board of directors since 2007. Mr. Kahan is a former executive of AT&T where he spent nearly 38 years. During his tenure at AT&T and its predecessors, he oversaw approximately $300 billion of acquisitions and divestitures, including the acquisitions of Pacific Telesis (1997), Southern New England Telecommunications (1998), Ameritech (1999) and the former AT&T Corp. (2005), as well as Cingular Wireless’ acquisition of AT&T Wireless (2004). He was also responsible for AT&T’s acquisition of BellSouth Corp. in 2006. Mr. Kahan also serves as a director of Amdocs Ltd., which provides software products and services to the communications industry worldwide, Frontier Communications Corporation, a telecommunications company which primarily focuses on serving rural geographic areas, Catch Media, a private B2B company, and Media Rights Capital, a private company in the film and television business.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Kahan should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public and private company boards and his financial and mergers and acquisitions expertise.

Greg Maffei has served as a member of our board of directors since February 2011 and as Chairman of the Board since March 2013. Mr. Maffei has served as a director of Liberty Interactive Corporation (“Liberty Interactive”) since 2005, and as its Chief Executive Officer and President since 2006, and has served as a director and as President and Chief Executive Officer of Liberty Media (including its predecessor) since May 2007. He also served as Liberty Interactive’s CEO-Elect from November 2005 through February 2006. Prior to joining Liberty, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation during 2005 and as Chairman of the Board (from 2002 to 2011) and Chief Executive Officer (from 2000 to 2005) and President (from 2002 to 2005) of 360networks Corporation. Previously, Mr. Maffei was the Chief Financial Officer of Microsoft Corporation from 1997 to 2000. Mr. Maffei has also served as a director of Starz since 2007 and as its Chairman of the Board since January 2013, as a director of Zillow, Inc. since May 2005, as a director of Sirius since March 2009 and as Chairman of the Board since April 2013, as a director of Charter Communications, Inc. since May 2013 and as a director and Chairman of the Board of TripAdvisor, Inc. since February 2013. He previously served as a director of Electronic Arts, Inc. from June 2003 to July 2013, as a director of Barnes & Noble, Inc. from September 2011 to April 2014 and as a director of DIRECTV (and its predecessor) from April 2008 to June 2010.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Maffei should serve as a director: his professional background and experience, his leadership and reputation in the technology, media and communications sectors, previously held senior-executive level positions and his service on other public and private company boards. Mr. Maffei was nominated as a director by Liberty Media pursuant to the terms of the Liberty Stockholder Agreement.

Randall Mays has served as a member of our board of directors since our formation in 2005. He formerly served as Vice Chairman, President and Chief Financial Officer of Clear Channel.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Mays should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public and private company boards and his financial, media and advertising expertise.

Michael Rapino is our President and Chief Executive Officer and has served in this capacity since 2005. He has also served on our board of directors since 2005. From 2004 to 2005, Mr. Rapino was Chief Executive Officer and President of our predecessor’s Global Music division.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Rapino should serve as a director: his professional background and experience, his leadership skills acquired prior to and while serving as Chief Executive Officer of Live Nation, his extensive knowledge and understanding of, and reputation in, the music industry and his understanding of Live Nation’s business, operations, products and services.

Mark Shapiro has served as an Executive Producer of Dick Clark Productions, an independent producer of television programming, since October 2012. Previously, he served as Chief Executive Officer and an Executive Producer of Dick Clark Productions from May 2010 to September 2012. Prior to that, he served as a Director, President and Chief Executive Officer of Six Flags, Inc., the world’s largest theme park company, from December 2005 until May 2010. Six Flags filed a voluntary petition to restructure its debt obligations under Chapter 11 of the United States Bankruptcy Code in June 2009 and emerged from Chapter 11 in May 2010. Prior to joining Six Flags in 2005, Mr. Shapiro spent 12 years at ESPN, Inc., where he served as Executive Vice President, Programming and Production and in various other capacities for both ESPN and ABC Sports. Mr. Shapiro also has served as a trustee of Equity Residential since January 2010, a director of Frontier Communications since July 2010, a director of Papa John’s International, Inc. since 2011 and a member of the Advisory Board of Mandalay Digital Group Inc. since June 2011. Mr. Shapiro served as a director of the Tribune Company, a private media conglomerate, until December 2012, at which time the Tribune Company emerged from Chapter 11 bankruptcy. The Tribune Company filed a voluntary petition to restructure its debt obligations under Chapter 11 on December 8, 2008. Mr. Shapiro is also Chairman of two privately-held companies, Captivate Network and Red Zebra Broadcasting.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Shapiro should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public and private company boards and his extensive experience with companies in the entertainment sector.

Board Meetings

Our board of directors met four times during 2013. All incumbent directors attended at least 75% of the aggregate meetings of the board of directors and of board committees on which they served during the time they were serving as a director or committee member, as applicable. We have adopted a formal policy on director attendance at annual meetings of stockholders, which states that each director is strongly encouraged to attend such meetings, unless attendance is precluded by health or other significant personal matters. Eight of our ten then-current directors attended our 2013 annual meeting of stockholders.

The board of directors has appointed Mr. Maffei, as the non-executive chairman of the board, to preside over executive sessions of the non-management directors.

Board Committees

The board of directors has four standing committees: the Audit Committee, the Nominating and Governance Committee, the Compensation Committee and the Executive Committee, each of which is described below. Each committee, other than the Executive Committee, operates under a written charter adopted by the board of directors. All of the committee charters are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com or may be obtained upon written request to our General Counsel at our principal executive offices.

Committee members are elected by the board of directors, upon the Nominating and Governance Committee’s recommendations, and serve until their successors are elected or their earlier resignation or removal. The current composition of the board committees is as follows:

Name	Audit Committee	Nominating and Governance Committee	Compensation Committee	Executive Committee
Mark Carleton		✓	✓
Jonathan Dolgen	✓
Ari Emanuel		✓
Ted Enloe			✓ (Chair)
Jeff Hinson	✓ (Chair)
Peggy Johnson	✓
Jim Kahan	✓
Greg Maffei				✓ (Chair)
Randall Mays		✓ (Chair)		✓
Michael Rapino				✓
Mark Shapiro			✓

Audit Committee

During 2013, the Audit Committee consisted of Messrs. Dolgen, Hinson and Kahan. In March 2014, Ms. Johnson joined the committee. The board of directors has determined that all four members of the Audit Committee are independent, as defined by the NYSE corporate governance standards, Rule 10A-3 of the Exchange Act and our independence standards. The board of directors has also determined that each Audit Committee member is financially literate and that both Messrs. Hinson and Kahan have the attributes of an audit committee financial expert as defined in the applicable SEC regulations. During 2013, the Audit Committee met seven times.

As set forth in more detail in the Audit Committee Charter, the Audit Committee’s purpose is to assist the board of directors in its general oversight of the quality and integrity of our accounting, auditing and financial reporting and internal control practices. The specific responsibilities of the Audit Committee include:

•	appointing, compensating, overseeing and terminating the independent registered public accounting firm;
•	approving all audit and non-audit services (other than those non-audit services prohibited by law) to be provided by the independent registered public accounting firm;
•	reviewing and discussing the annual and quarterly financial statements and related notes and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s responses thereto;
•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, if any;
•	reporting regularly to the full board of directors regarding, among other things, the quality and integrity of our financial statements, compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm and the performance of the internal audit function;

•	maintaining free and open communications with, and periodically meeting with, management, the internal auditors and the independent registered public accounting firm;
•	discussing guidelines and policies with respect to risk assessment and risk management;
•	overseeing our Policy on Related-Person Transactions, as amended and supplemented from time to time;
•	reviewing and approving the Report of the Audit Committee included in our annual proxy statements; and
•	complying with all other responsibilities and duties set forth in the Audit Committee Charter.

For additional information concerning the Audit Committee, see “Report of the Audit Committee” included in this proxy statement.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Messrs. Carleton, Emanuel and Mays.

The board of directors has determined that all three members of the Nominating and Governance Committee are independent, as defined by the NYSE corporate governance standards and our independence standards. The Nominating and Governance Committee met once during 2013.

The specific responsibilities of the Nominating and Governance Committee include:

•	identifying, screening and recruiting qualified individuals to become board members;
•	proposing nominations for the board of directors and board committee membership;
•	assessing the composition of the board of directors and board committees;
•	overseeing the performance of the board of directors; and
•	complying with all other responsibilities and duties set forth in the Nominating and Governance Committee Charter.

Compensation Committee

The Compensation Committee currently consists of Messrs. Carleton, Enloe and Shapiro.

The board of directors has determined that all three members of the Compensation Committee are independent, as defined by the heightened NYSE corporate governance standards under the Dodd-Frank Act and our independence standards. During 2013, the Compensation Committee met twice and acted by unanimous written consent three times.

The specific responsibilities of the Compensation Committee include:

•	reviewing and approving, and/or recommending modifications to, the base salary, incentive compensation and all other compensation of our Chief Executive Officer and other executive officers;
•	overseeing the administration of our equity-based plans;
•	reviewing and approving the Report of the Compensation Committee included in our proxy statements;
•	reviewing and discussing with management the Compensation Discussion and Analysis included in our proxy statements;

•	reviewing, from time to time, the compensation and benefits of directors who are not employees of the company and recommending any changes to the board that the committee deems appropriate;
•	overseeing the company’s submissions to stockholders on executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, incentive and other executive compensation plans and amendments to such plans;
•	consulting on the appropriate engagement with shareholder groups and proxy advisory firms on executive compensation matters;
•	overseeing and periodically assessing material risks associated with the company’s compensation structure, policies and programs for executive officers; and
•	complying with all other responsibilities and duties set forth in the Compensation Committee Charter.

Compensation Committee meetings are regularly attended by the Chief Executive Officer and, from time to time, other members of management.

Executive Committee

The Executive Committee currently consists of Messrs. Maffei, Mays and Rapino. The Executive Committee did not take any formal actions during the 2013 fiscal year, although the members did meet informally from time to time to discuss the affairs of the company.

The specific responsibilities of the Executive Committee are to:

•	be available to the company’s executive management to discuss significant operational and strategic issues from time to time;
•	serve as a conduit between executive management and the board of directors, including helping to facilitate board processes and communications; and
•	have such further powers and responsibilities, and undertake such specific actions or duties, as may be delegated to it in the future by the board of directors.

DIRECTOR COMPENSATION

Pursuant to our non-employee director compensation plan, we currently pay (i) each of our non-employee directors an annual cash retainer of $90,000, (ii) each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee an additional annual cash retainer of $21,000, $15,000 and $9,000, respectively, and (iii) the Chairpersons of the Audit Committee, Compensation Committee and Nominating and Governance Committee a further annual cash retainer of $18,000, $15,000 and $9,000, respectively. No additional per-meeting fees apply under the plan.

Under the plan, each non-employee director also receives a grant of $150,000 in shares of restricted stock based on the average closing price of our stock during the 20 trading days prior to the date of the grant (i) upon such non-employee director’s appointment to the board of directors (pro-rated for the period from the director’s appointment through the anticipated date of our next annual meeting of stockholders), and (ii) on an annual basis thereafter. We may also grant additional discretionary stock-based awards to our non-employee directors, and these directors may elect to receive their cash fees in the form of shares of our common stock.

Generally, only non-employee directors are eligible to receive compensation for their services as a director. Accordingly, Mr. Rapino, our President and Chief Executive Officer, did not receive any separate director compensation during 2013.

2013 Director Compensation Table

The following table shows compensation paid to the members of our board of directors for the fiscal year ended December 31, 2013. As discussed above, any board member who is also an employee of the company does not receive separate compensation for service on the board.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Total ($)
Mark Carleton	109,250	148,167	257,417
Jim Dolan	—	—	—
Jonathan Dolgen	106,375	148,167	254,542
Ari Emanuel	94,875	148,167	243,042
Ted Enloe	115,000	148,167	263,167
Jeff Hinson	123,625	148,167	271,792
Peggy Johnson	45,000	141,998	186,998
Jim Kahan	106,375	148,167	254,542
Greg Maffei	86,250	148,167	234,417
Randall Mays	103,500	148,167	251,667
Michael Rapino	—	—	—
Mark Shapiro	100,625	148,167	248,792
(1)	Mr. Dolan resigned as a member of our board of directors in February 2013. Mr. Dolan forfeited 13,646 unvested shares of restricted stock immediately upon resignation from our board of directors. Ms. Johnson joined our board of directors in June 2013.
(2)	The amounts set forth in this column reflects shares of restricted stock granted under our stock incentive plans. The amounts listed are equal to the aggregate grant date fair value computed in accordance with ASC topic 718, Compensation—Stock Compensation, or ASC 718 (which will generally lead to a reported value that differs from the amount set forth in the director compensation policy outlined above under “Director Compensation” due to the different methodologies), and no forfeitures were assumed for restricted stock awards. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 11 of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2013. The restricted stock awards vest in full on the first anniversary of the grant. The ownership of company securities as of December 31, 2013 for each director is set forth below in the table under “Security Ownership.”
(3)	In June 2013, Messrs. Carleton, Dolgen, Emanuel, Enloe, Hinson, Kahan, Maffei, Mays and Shapiro each received 10,823 shares of restricted stock, with each restricted stock award having an aggregate grant date fair value of $148,167, which shares represented the 2013 annual grant pursuant to our non-employee director compensation plan. In September 2013, Ms. Johnson received 8,343 shares of restricted stock having an aggregate grant date fair value of $141,998, which shares represented the 2013 annual grant pursuant to our non-employee director compensation plan pro-rated from the date of Ms. Johnson’s appointment through the then-anticipated date of our 2014 annual meeting of stockholders.

SECURITY OWNERSHIP

The following table sets forth certain information regarding beneficial ownership of our common stock as of the Record Date (April 10, 2014), by:

•	each person known by us to beneficially own 5% or more of our common stock;
•	each current director and director nominee;
•	each of our current executive officers named in the 2013 Summary Compensation Table; and
•	all of our executive officers, directors and director nominees as a group.

Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership also includes shares of common stock subject to options exercisable on or before June 9, 2014 (60 days after April 10, 2014); provided, however, that these shares are not deemed outstanding for computing the percentage ownership of each other person. The percentage of beneficial ownership is based on 200,403,210 shares of our common stock outstanding (or deemed to be outstanding under SEC rules and regulations) as of April 10, 2014. Unless otherwise indicated, the address of each of the stockholders listed below is c/o Live Nation Entertainment, Inc., 9348 Civic Center Drive, Beverly Hills, California 90210.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Common Stock	Exercisable Options	Restricted Stock Unvested	Other	Total	Percent
Mark Carleton	37,400	—	10,823	—	48,223	*
Jonathan Dolgen(1)	67,730	—	10,823	—	78,553	*
Ari Emanuel	42,379	10,000	10,823	—	63,202	*
Ted Enloe	19,061	20,000	10,823	—	49,884	*
Jeff Hinson(2)	34,061	20,000	10,823	—	64,884	*
Peggy Johnson	—	—	8,343	—	8,343	*
Jim Kahan	69,061	10,000	10,823	—	89,884	*
Greg Maffei	29,300	—	10,823	—	40,123	*
Randall Mays(3)	104,062	100,000	10,823	135,551	350,436	*
Michael Rapino	336,642	4,041,300	760,342	—	5,138,284	2.51%
Mark Shapiro	30,602	—	10,823	—	41,425	*
Joe Berchtold	36,097	128,650	188,580	—	353,327	*
Michael Rowles	187,352	193,747	60,793	—	441,892	*
Kathy Willard	215,504	250,425	61,463	—	527,392	*
Brian Capo	—	15,000	2,500	—	17,500	*
All directors and executive officers as a group (15 persons)(4)	1,209,251	4,789,122	1,179,428	135,551	7,313,352	3.56%
Liberty Media Corporation(5)	—	—	—	52,051,943	52,051,943	25.97%
Blackrock, Inc.(6)	—	—	—	13,190,351	13,190,351	6.58%
*	Percentage of common stock beneficially owned by the named stockholder does not exceed one percent of Live Nation Entertainment common stock.
(1)	Includes 137 shares of common stock held by a family charitable foundation with which Mr. Dolgen is affiliated. Mr. Dolgen disclaims beneficial ownership of these shares.

(2)	Includes 20,415 shares of common stock that are subject to a pledge arrangement.
(3)	Includes 38,198 shares held by trusts of which Mr. Mays is the trustee, but not a beneficiary; and 87,834 shares in a grantor retained annuity trust (GRAT) for Mr. Mays and 9,519 shares in a GRAT for Paula Mays.
(4)	See footnotes 1 through 3.
(5)	Address: 12300 Liberty Boulevard, Englewood, Colorado 80112. Information is based solely on a Form 4 filed by Liberty Media Corporation with the SEC on December 13, 2013. Such form states that the reporting person has 43,691,115 shares beneficially owned directly and 8,360,828 shares beneficially owned indirectly through a wholly-owned subsidiary.
(6)	Address: 40 East 52nd Street, New York, New York 10022. Information is based solely on a Schedule 13G/A (Amendment No. 4) filed by Blackrock, Inc. with the SEC on February 10, 2014. Such form states that the reporting persons aggregately have sole voting power with respect to 12,715,645 shares, shared voting power with respect to no shares, and sole dispositive power with respect to 13,190,351 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and holders of 10% or more of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the Section 16(a) forms received by us, or written representations from reporting persons that no such forms were required to be filed, as applicable, we believe that the reporting persons complied with all of the Section 16(a) filing requirements during the 2013 fiscal year.

PROPOSAL NO. 2—ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the company’s stockholders the opportunity to vote at this annual meeting to approve the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the company or our board of directors.

Although the vote is non-binding, the Compensation Committee and the board of directors value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders an opportunity to endorse or not endorse our executive officer pay program and policies through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the company’s proxy statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”

As described more fully in the Compensation Discussion and Analysis section of this proxy statement beginning on page 30, we believe that our executive compensation program is reasonable, competitive and strongly focused on pay for performance principles. We emphasize compensation opportunities that reward our executives when they deliver targeted financial results. The compensation paid to our named executive officers varies depending upon the achievement of pre-established performance goals, which may be both individual and corporate. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our stockholders and the long-term interests of Live Nation. Our executive compensation policies have enabled Live Nation to attract and retain talented and experienced senior executives and have benefited the company over time. We believe that the fiscal year 2013 compensation paid to our named executive officers was appropriate and aligned with Live Nation’s fiscal year 2013 results, and that it positions the company for growth in future years.

The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on this proposal is required to approve the advisory resolution on the company’s executive compensation described in this Proposal 2. For purposes of this vote, abstentions (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote on this proposal, and therefore will have the effect of a negative vote. The results of this vote are not binding on our board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
ADVISORY RESOLUTION APPROVING THE COMPENSATION PAID TO THE
COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2014. Ernst & Young LLP served as our independent registered public accounting firm during the 2013 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on this proposal will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward a quorum and considered shares present in person or by proxy and entitled to vote. Accordingly, abstentions will have the effect of a negative vote on this proposal.

Stockholder ratification of the appointment of Ernst & Young LLP is not required by our bylaws or otherwise. However, our board of directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2014 fiscal year if it determines that such a change would be in the best interests of us and our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM.

Audit and Non-Audit Fees

The following table shows the fees paid or accrued (in thousands) by Live Nation for audit and other services provided by Ernst & Young LLP for the 2013 and 2012 fiscal years, respectively:

	2013	2012
Audit Fees	$7,182	$6,828
Audit-Related Fees	674	639
Tax Fees	748	733
All Other Fees	3	3
Total	$8,607	$8,203

Audit fees consist of fees for the audit of our annual financial statements, the audit of our internal controls over financial reporting, reviews of our financial statements included in our Quarterly Reports on Form 10-Q, reviews of our other SEC filings and other professional services provided in connection with statutory and regulatory filings.

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements and which are not reported above under “Audit Fees.” These services primarily related to attest services in connection with ticketing system audits for purposes of reporting on control design and operating effectiveness, gross receipts audits as required by leases and due diligence services.

Tax fees consist of fees for tax advice and tax return preparation.

All other fees consist of fees for Ernst & Young’s online research tool.

The Audit Committee has established procedures for the approval of all audit and non-audit services provided by our independent registered public accounting firm. Pursuant to this policy, the Audit Committee approves all audit and non-audit services provided by the independent registered public accounting firm, including the fees and other terms of the engagements. Before the independent registered public accounting firm is engaged to perform any non-audit services, the Audit Committee must review and pre-approve such services. The Audit Committee may delegate its approval authority to its Chairperson, provided that any services approved by the Chairperson are reported to the Audit Committee at its next regularly scheduled meeting.

The Audit Committee approved all of the audit and permissible non-audit services performed by Ernst & Young LLP during the 2013 fiscal year.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the company under the Securities Act or the Exchange Act whether made on, before or after the date of this amended report and irrespective of any general incorporation language in such filing.

The Audit Committee’s purpose is to assist the board of directors in its general oversight of Live Nation’s accounting, auditing and financial reporting practices. Management is primarily responsible for Live Nation’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. Ernst & Young LLP, Live Nation’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the committee certify that Live Nation’s registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm and the experience of the committee’s members in business, financial and accounting matters.

During the 2013 fiscal year, management completed the documentation, testing and evaluation of Live Nation’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of Live Nation’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Live Nation’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Live Nation’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.

In overseeing the preparation of Live Nation’s financial statements, the Audit Committee met with both management and Live Nation’s independent registered public accounting firm to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to AU Section 380 (Communication With Audit Committees).

With respect to Live Nation’s independent registered public accounting firm, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the committee as required by Rule 3526 of the Public Company Accounting Oversight Board (Communication With Audit Committees Concerning Independence).

On the basis of these reviews and discussions, the undersigned members of the Audit Committee recommended to the board of directors that Live Nation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Respectfully submitted,
The Audit Committee of the Board of Directors
Jonathan Dolgen Jeff Hinson (Chair) Jim Kahan

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis may contain statements regarding historical and/or future individual and company performance measures, targets and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s or the board of directors’ expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts. As used in this Compensation Discussion and Analysis, the term “executives” refers generally to members of our management team, the term “executive officers” refers to our executive officers as determined in accordance with Rule 3b-7 of the Exchange Act (and is a subset of “executives”) and the term “named executive officers” refers to our named executive officers determined in accordance with Item 402(a)(3) of Regulation S-K (and is a subset of “executive officers”). References to “we,” “us,” “our” or the “company” refer to Live Nation Entertainment, Inc.

Executive Overview

Since the first “Say on Pay” vote was held in 2011, we have listened to our stockholders and instituted a number of key changes to our compensation program as it relates to our named executive officers.

Key Changes to Executive Compensation Program

✓	Elimination of guaranteed bonuses; all bonus opportunities now based on achievement of aggressive performance targets
✓	Elimination of annual minimum increases to base salary for CEO and other named executive officers
✓	Elimination of automatic annual restricted stock grants to CEO*
✓	Change from “modified single trigger” to “double trigger” change of control severance provision for CEO* with all named executive officers now having a “double trigger” provision
✓	Elimination of gross-up payment in connection with any potential excise taxes for CEO* such that no named executive officer is entitled to excise tax gross-up payments
✓	Elimination of tax gross-up payment for CEO’s automobile perquisite* such that no named executive officer is entitled to tax gross-up payments for any perquisite
✓	Reduction of CEO’s cash severance entitlement to two times annual base salary plus bonus*
✓	Elimination of highly-compensated Executive Chairman role
✓	Institution of performance criteria with aggressive targets for the vesting of all annual, recurring restricted stock grants

*  As of June 2014

Strong 2013 Results Support Our Compensation Program

We had a record year in 2013 and believe that we are well positioned for continued growth in 2014. During 2013, we further grew our unmatched concerts global fan base by 10 million fans, attracting almost 60 million fans to our concerts. This tremendous growth fueled our sponsorship and ticketing businesses, with Ticketmaster managing nearly 400 million total tickets in 2013. Combined, we delivered a record year for revenue, operating income, Adjusted Operating Income and free cash flow. 2013 highlights include:

•	revenue up 11% over 2012;
•	Adjusted Operating Income (as defined below under “— Compensation Philosophy and Objectives”) up 10%;
•	moved to profitability in operating income of $140 million;
•	concert attendance increased by 19% overall, with the company having served as lead or exclusive promoter on 21 of the top 25 grossing tours in North America;
•	produced 62 festivals globally that attracted 4.5 million fans, representing a 26% increase over 2012;
•	900 million fans visited Ticketmaster, with user database now including over 250 million fan preferences and a client net renewal rate of 106%;
•	sponsorship and advertising revenue increased 15%;
•	continued expansion into key new markets; and
•	ongoing progress with Ticketmaster technology replatforming project.

Overall, we believe that our 2013 results demonstrate the effectiveness of our business model and underlie the key compensation decisions made by the Compensation Committee with respect to our executive officers.

2013 Compensation Decisions

Our key executive compensation decisions in 2013 related to setting appropriate performance targets and bonus levels for our executive officers in order to incentivize them to reach targeted goals during the year, as well as determining the form and amount of stock-based awards for our executive officers that will provide optimal long-term incentives to align their interests with those of our stockholders and encourage growth over the long term.

Overall, we achieved slightly over 101% of our targeted company Adjusted Operating Income (as defined below) for the year on a constant currency and pro forma basis. All of our named executive officers had at least a portion of their cash performance bonuses tied to that target, and as a result, all of them received at least 100% of that portion of their targeted cash performance bonuses.

We believe that having employment agreements with our executive officers is critical to our success due to the importance of long-term artist, venue and client relationships in the live entertainment business, as well as the impact of an individual’s reputation and relationships on our ability to identify, obtain and retain business opportunities. While the concept that reputation and relationships are important to success is certainly not unique to the live entertainment business, we believe that the live entertainment business itself is unique and that these factors have heightened importance in our business when compared to many other industries. Simply put, people are not fungible in our business and we try to keep our best performers. For this same reason, we are confident that our overall compensation levels for our executive officers are appropriate and necessary in order to attract and retain the best executive talent to lead and grow our company.

We maintain an executive compensation program that consists of four components: base salary, cash performance bonuses, long-term equity incentive awards and employee benefits and other perquisites. We strive to structure the program in a manner that will benefit our stockholders by allowing us to attract and retain the right individuals for our business. This manifests itself in the pay-for-performance culture we seek to maintain. To that end, in 2013 the Compensation Committee set aggressive performance targets for the vesting of the annual grants of restricted stock made to each of our named executive officers as part of our long-term equity incentive award component, as opposed to having the vesting of those awards be 100% time-based, as had been the practice in prior years. For awards made in the first quarter of 2014, the Compensation Committee continued this practice with the annual awards made to all of our named executive officers.

Prior Say on Pay Results and Stockholder Communication

In its compensation review process, the Compensation Committee considers whether our compensation program serves the best interests of our stockholders. At the 2013 Annual Meeting of Stockholders, almost 54% of the votes cast (excluding abstentions and broker non-votes) were in favor of the advisory vote to approve executive compensation. The Compensation Committee considered this outcome and, while there was a significant negative vote, believed that it conveyed our stockholders’ overall support of the Compensation Committee’s decisions and the existing executive compensation programs. In each of 2012, 2013 and 2014 we have had discussions with several of our institutional investors in order to better understand their views on our compensation practices and structure. The Compensation Committee carefully considers this feedback, which was a significant factor in prompting several of the recent changes outlined above.

Following the 2013 advisory vote, the Compensation Committee decided to retain the core design of our executive compensation programs in the remainder of 2013 and in 2014, as it believes the programs continue to attract, retain and appropriately incentivize senior management. At the 2014 Annual Meeting of Stockholders, we will again hold an annual advisory vote to approve executive compensation (see page 25). The Compensation Committee will continue to consider the results from this year’s and future advisory votes on executive compensation, as well as feedback from stockholders throughout the course of each year. Based on the foregoing, we believe our programs are effectively designed and continue to be aligned with the interests of our stockholders.

Roles and Responsibilities

This Compensation Discussion and Analysis describes our executive compensation program as it relates to the following “named executive officers” for 2013:

Name	Position
Michael Rapino	President and Chief Executive Officer
Joe Berchtold	Chief Operating Officer
Brian Capo	Chief Accounting Officer
Michael Rowles	General Counsel
Kathy Willard	Chief Financial Officer
Nathan Hubbard*	President—Ticketmaster (former)

*  Mr. Hubbard was not serving as an executive officer as of the end of the 2013 fiscal year and has been included in this Compensation Discussion and Analysis pursuant to Item 402(a)(3)(iv) of Regulation S-K.

The Compensation Committee has primary responsibility for establishing the compensation paid to our named executive officers. The Compensation Committee is appointed by the board of directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and “non-employee” directors for purposes of Rule 16b-3 of the Exchange Act. The Compensation Committee consists of Messrs. Carleton, Enloe and Shapiro, with Mr. Enloe serving as the committee’s Chairman. The Compensation Committee is responsible for (i) administering and overseeing our executive compensation program, including matters related to salary, bonus plans and stock compensation plans, and (ii) approving all grants of equity awards.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, motivate, reward and retain talented individuals who are essential to our continued success. In determining the form and amount of compensation payable to our named executive officers, we are guided by the following objectives and principles:

•	Compensation should tie to performance. We aim to foster a pay-for-performance culture, with a substantial amount of executive compensation “at risk.” Accordingly, a significant portion of total compensation is tied to and varies with our financial, operational and strategic performance and the value of our common stock, as well as individual performance. The following chart shows the percentage of our CEO’s 2013 compensation that was performance-based:

2013 CEO Total Direct Compensation

•	Compensation should encourage and reward the achievement of specific corporate and departmental goals and initiatives. From time to time, we set specific corporate and/or departmental goals and initiatives pertaining to, among other things, growth, productivity and people. Currently, we are primarily emphasizing, and the executive compensation program is designed primarily to reward, (i) achievement of targeted Adjusted Operating Income, evaluated on a constant currency basis and adjusted for certain legal settlements and judgments, and (ii) the achievement of various personal performance objectives. “Adjusted Operating Income” is a non-GAAP financial measure that we define as operating income before certain unusual and/or non-cash charges, acquisition expenses, depreciation and amortization (including goodwill impairments), loss or gain on sale of operating assets and non-cash and certain stock-based compensation expense. For a reconciliation of Adjusted Operating Income to operating income, as well as a complete definition and other information, see pages 51-52 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
•	Compensation should establish common goals for executives and their key reports. We endeavor to set consistent performance targets for multiple layers of executives. By establishing common goals, we encourage a coordinated approach to managing the company that we believe will be most likely to increase stockholder value in the long term.
•	Compensation should align executives’ interests with those of our stockholders. Equity-based compensation encourages executives to focus on our long-term growth and prospects and to manage the company from the perspective of our stockholders. Executive officers are expected to have a meaningful ownership interest in the company and the Compensation Committee regularly reviews their grant history when assessing the appropriate mix of compensation elements. For a further discussion of share ownership guidelines applicable to our executive officers, see “Corporate Governance—Officer and Director Stock Ownership Guidelines” above.
•	Our overall compensation program should enable us to attract, motivate and retain highly-qualified executives by offering competitive compensation. Retention of key executives is a particular focus of our compensation program due to the importance of long-term artist and venue client relationships in the live entertainment business, as well as the impact that an established individual’s reputation and relationships can have on the efficacy of that person within the industry.

Within this framework, we strive to maintain executive compensation levels that are fair, reasonable and competitive.

Compensation Setting Process

Compensation determinations made during 2013 affecting our named executive officers were based primarily on the Compensation Committee’s assessments of the appropriate levels of compensation required to recruit and retain top-level executive talent, based on industry standards and input from our Chief Executive Officer with respect to our other named executive officers, as well as the Compensation Committee’s review of what we had paid executives in such roles historically. In prior years, the Compensation Committee has engaged an independent outside compensation consultant to advise the committee regarding our executive compensation program and our equity and long-term incentive plan strategies; however, as the committee determined that no major changes to such programs or strategies were warranted in 2013, no such consultant was utilized this year.

The Compensation Committee approves all material compensation decisions for the named executive officers, including the grant of all equity awards. Michael Rapino, our President and Chief Executive Officer, annually reviews the named executive officers’ performance, other than his own performance, which is reviewed solely by the Compensation Committee. The results of these evaluations, including recommendations on any salary adjustments, cash bonus amounts, performance targets and/or equity awards, are presented by Mr. Rapino to the Compensation Committee for consideration and approval. Mr. Rapino regularly attends meetings of the Compensation Committee and, upon the committee’s request, provides various compensation and performance information to the committee. Mr. Rapino regularly engages the input of other executives in performing these functions and compiling such information for the Compensation Committee. The Compensation Committee also meets in executive session without Mr. Rapino to discuss compensation matters pertaining to Messrs. Rapino and the other named executive officers. On occasion, other named executive officers and members of management meet with the Compensation Committee to provide performance and other relevant data to the committee.

Pursuant to the terms of our 2005 Stock Incentive Plan, as amended and restated as of April 15, 2011, and the form award agreements thereunder, our named executive officers (and all other recipients of awards thereunder) are entitled to accelerated vesting of their equity awards upon the occurrence of a change of control, which is referred to as a single trigger, to ensure that these executives receive the full benefit of their long-term compensation in a manner consistent with benefits realized by our stockholders. However, as of June 1, 2014, none of our named executive officers is eligible to receive severance or comparable cash payments upon the occurrence of a change of control absent a qualifying termination, which is referred to as a double trigger, because the severance benefits contained in the employment agreements are intended to provide protection in connection with the loss of employment (including a loss of employment related to a corporate transaction) rather than merely incentivize the closing of a transaction (with respect to Mr. Rapino, his existing single trigger change of control provisions will remain effective only through May 31, 2014 under the terms of an amendment to his employment agreement). The terms of employment for our executive officers, including those elements discussed above, generally are set forth in a written employment agreement. See “Use of Employment Agreements” below, and for a further discussion of the employment agreements of our named executive officers, see “Named Executive Officer Employment Agreements” beginning on page 53.

Use of Employment Agreements

As discussed above under “Executive Overview,” we believe that having employment agreements with our executive officers is critical to our success due to the importance of long-term artist, venue and client relationships in the live entertainment business, as well as the impact of an individual’s reputation and relationships on our ability to identify, obtain and retain business opportunities. We believe that, under normal circumstances in our industry and in the broader entertainment industry where we compete for employee talent, it is customary and appropriate to enter into written compensatory agreements with key executives to provide greater stability and certainty that permits the executives to remain focused on their duties and responsibilities and better promote the interests of our stockholders.

We have entered into an employment agreement with each of our named executive officers. These agreements result from an often extensive negotiation process with the executive, in which the Compensation Committee often participates directly. The Compensation Committee ultimately approves all material terms of employment agreements with our executive officers. The employment agreements generally set forth information regarding base salary, cash performance awards, equity incentive awards, severance benefits and change-in-control vesting, as well as other employee benefits. For a further discussion of the employment agreements of our named executive officers, see “Named Executive Officer Employment Agreements” beginning on page 53.

Compensation Program Components

Our executive compensation program consists of the following components:

•	base salary;
•	cash performance bonuses;
•	long-term equity incentive awards; and
•	employee benefits and other perquisites.

We believe that these components function together to provide a strong compensation program that enables us to attract and retain top talent while simultaneously aligning the interests of our executive officers with those of our stockholders. The Compensation Committee has not adopted a formal policy or practice for the allocation of (i) base salary versus incentive compensation, (ii) cash bonuses versus equity compensation or (iii) equity grants amongst various award types. Rather, the committee seeks to flexibly tailor each executive’s total compensation package to include these various components in a manner designed to motivate and retain most effectively that particular executive officer, while still aligning the executive officer’s interests with those of our stockholders. For these reasons, the Compensation Committee takes into consideration industry standards and informal reviews of compensation paid to executive officers of our competitors or others in similar industries, but it does not currently rely on formal benchmarking or peer group analysis in determining our compensation programs.

Base Salary

We believe that competitive levels of cash compensation, together with equity and other long-term incentive programs, are necessary for the motivation and retention of executive officers. Base salaries provide executives with a predictable level of monthly income and help achieve the compensation program’s objectives by attracting and retaining strong talent. The employment agreements set the base salaries of the named executive officers, with annual adjustments, if any, being made upon the approval of the Compensation Committee in its discretion (unless such annual adjustments are provided generally to all employees in accordance with company policy). Historically, in some cases the agreements provided for minimum annual increases in an executive’s base salary to provide additional retention incentive to these executives; however, with Mr. Rapino’s 2012 amendment and the new employment agreements entered into with Messrs. Berchtold and Rowles and Ms. Willard in the first quarter of 2014, no named executive officer now has an agreement providing for minimum annual salary increases.

Base salaries for executive officers are typically established at the time the employment agreements are entered into or amended and are based on negotiations with the executives and on the Compensation Committee’s assessments of the salaries necessary and appropriate to recruit and/or retain the individual executives for their particular positions. These assessments include informal reviews of compensation paid to executives of comparable companies and competitors of ours. In establishing the base salaries of our executive officers, the members of the Compensation Committee also bring to bear their own judgment of appropriate compensation based on their individual professional experiences.

For further discussion of the base salaries of the named executive officers, see “Named Executive Officer Employment Agreements” beginning on page 53.

Cash Performance Bonuses

Annual cash bonus eligibility is provided to each of the named executive officers to reward the achievement of corporate, departmental and/or individual accomplishments and to tie compensation to performance, each in keeping with our compensation philosophy. In March 2014, the Compensation Committee reviewed the named executive officers’ performance during 2013 and awarded cash performance bonuses to each of the named executive officers, other than Mr. Hubbard, who was no longer employed by the company, based on the achievement of pre-established targets, which are primarily based on our achievement of Adjusted Operating Income targets on a pro forma, constant-currency basis (both corporate and, where applicable, divisional). In general, annual cash bonus eligibility for the named executive officers’ key reports was also based on Adjusted Operating Income in order to encourage a coordinated approach to managing the company consistent with our compensation philosophy.

We believe that Adjusted Operating Income is one of the primary metrics on which the company’s performance is evaluated by financial analysts and the investment community generally. Internally, we review Adjusted Operating Income on a pro forma basis to evaluate the performance of our operating segments, and believe that this metric assists investors by allowing them to evaluate changes in the operating results of our businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results.

In March 2014, each named executive officer was awarded a cash performance bonus in respect of performance in 2013 as follows:

Michael Rapino.  Under the terms of his employment agreement, Mr. Rapino is eligible to receive (a) an annual cash performance bonus with a target amount equal to 100% of his highest base salary paid during the calendar year in which the bonus was earned (with a range to be established for achievement above or below such target) and (b) an annual cash exceptional performance bonus with a target amount equal to an additional 100% of his highest base salary paid during the calendar year in which the bonus was earned. Mr. Rapino’s performance bonus eligibility for 2013 was based 100% on the achievement of company Adjusted Operating Income, and his exceptional performance bonus eligibility for 2013 was based 50% on the achievement of combined Global Concerts and Sponsorship Adjusted Operating Income and 50% on the successful launch of an integrated inventory product component of the Ticketmaster replatforming project. In March 2013, the Compensation Committee set for Mr. Rapino (a) a target cash performance bonus of $2.3 million, based on the achievement of

$491.0 million of company Adjusted Operating Income for the year, with the actual bonus to range (i) between $1.725 million and $2.3 million for achievement of between 90% and 100% of such performance target and (ii) between $2.3 million and $4.6 million for achievement of between 100% and 110% of such performance target, in each case scaled based on straight-line interpolation, and (b) a target cash exceptional performance bonus of an additional $2.3 million, with $1.15 million of such amount based on the achievement of $246.0 million of combined Global Concerts and Sponsorship Adjusted Operating Income for the year with no scaling and $1.15 million of such amount based on the successful launch, by the third quarter of 2013, of the Ticketmaster integrated inventory product.

In March 2014, the Compensation Committee determined that (i) the company had achieved 101% of its Adjusted Operating Income performance target, (ii) Global Concerts and Sponsorship had achieved 102% of their combined Adjusted Operating Income performance target, in each case on a pro forma, constant currency basis, and (iii) the Ticketmaster replatforming project goal had been met. Accordingly, the Compensation Committee awarded Mr. Rapino (i) a cash performance bonus of $2,530,000, representing 110% of his targeted cash performance bonus for 2013 and (ii) a cash exceptional performance bonus of $2,300,000, representing 100% of his targeted cash exceptional performance bonus for 2013, for an aggregate cash performance bonus for 2013 of $4,830,000.

Joe Berchtold.  Under the terms of his employment agreement, Mr. Berchtold is eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee. Mr. Berchtold’s cash bonus eligibility for 2013 was based 100% on the achievement of company Adjusted Operating Income. In March 2013, the Compensation Committee set a target bonus of $750,000 for Mr. Berchtold based on the achievement of $491.0 million of company Adjusted Operating Income for the year, with the actual bonus to range between $675,000 and $750,000 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.

In March 2014, the Compensation Committee determined that the company had achieved 101% of its Adjusted Operating Income performance target on a pro forma, constant currency basis. As a result, the Compensation Committee awarded Mr. Berchtold a cash performance bonus of $750,000 for 2013, representing 100% of his targeted cash bonus.

Brian Capo.  Under the terms of his employment agreement, Mr. Capo is eligible to receive an annual cash performance bonus with a target equal to 30% of his base salary based on the achievement of performance targets established by the Compensation Committee. Mr. Capo’s cash bonus eligibility for 2013 was based 100% on the achievement of company Adjusted Operating Income. In March 2013, the Compensation Committee set a target bonus of $84,000 for Mr. Capo based on the achievement of $491.0 million of company Adjusted Operating Income for the year, with the actual bonus to range between $75,600 and $84,000 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.

In March 2014, the Compensation Committee determined that the company had achieved 101% of its Adjusted Operating Income performance target on a pro forma, constant currency basis. As a result, the Compensation Committee awarded Mr. Capo a cash performance bonus of $84,000 for 2013, representing 100% of his targeted cash bonus.

Michael Rowles.  Under the terms of his employment agreement, Mr. Rowles is eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee (with a range to be established for achievement above or below such targets, although no such range for achievement above 100% was utilized for 2013). Mr. Rowles’ cash bonus eligibility for 2013 was based 50% on the achievement of company Adjusted Operating Income and 50% on the successful resolution of the company’s arbitration matter with CTS Eventim. In March 2013, the Compensation Committee set a target bonus of $667,013 for Mr. Rowles, with (i) $333,507 of such amount based on the achievement of $491.0 million of company Adjusted Operating Income for the year, with the actual bonus to range between $300,156 and $333,507 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation, and (ii) $333,506 of such amount based on attaining less than a specified maximum award against the company in the CTS Eventim arbitration.

In March 2014, the Compensation Committee determined that (i) the company had achieved 101% of its Adjusted Operating Income performance target on a pro forma, constant currency basis, and (ii) the target related to the CTS Eventim arbitration had been met. As a result, the Compensation Committee awarded Mr. Rowles an aggregate cash performance bonus of $667,013 for 2013, representing 100% of his targeted cash bonus for both of his targets.

Kathy Willard.  Under the terms of her employment agreement, Ms. Willard is eligible to receive an annual cash performance bonus with a target equal to 100% of her base salary based on the achievement of performance targets established by the Compensation Committee (with a range to be established for achievement above or below such target, although no such range for achievement above 100% was utilized for 2013). Ms. Willard’s cash bonus eligibility for 2013 was based 100% on the achievement of company Adjusted Operating Income. In March 2013, the Compensation Committee set a target bonus of $727,650 for Ms. Willard based on the achievement of $491.0 million of company Adjusted Operating Income for the year, with the actual bonus to range between $654,885 and $727,650 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.

In March 2014, the Compensation Committee determined that the company had achieved 101% of its Adjusted Operating Income performance target on a pro forma, constant currency basis. As a result, the Compensation Committee awarded Ms. Willard a cash performance bonus of $727,650 for 2013, representing 100% of her targeted cash bonus.

For further discussion of the named executive officers’ cash performance bonuses, see “Executive Compensation Tables—2013 Summary Compensation Table” and “— 2013 Grants of Plan-Based Awards” below.

Long-Term Equity Incentive Awards

Overview

From time to time, we grant long-term equity incentive awards to the named executive officers in an effort to reward long-term performance, to promote retention, to allow them to participate in our long-term growth and profitability and to align their interests with those of our stockholders, each in keeping with our compensation philosophy. All long-term equity awards to named executive officers during 2013 were granted under our stock incentive plans and approved by the Compensation Committee.

The Compensation Committee administers the stock incentive plans, including selecting award recipients, setting the exercise price, if any, of awards, fixing all other terms and conditions of awards and interpreting the provisions of the stock incentive plans. The following equity awards, among others, may be granted under the stock incentive plans:

•	stock options;
•	restricted stock;
•	restricted stock units;
•	deferred stock;

•	stock appreciation rights; and
•	performance-based cash and equity awards.
Long-term Equity Awards in 2013

Michael Rapino.  On March 13, 2013, Mr. Rapino was granted 150,000 shares of restricted common stock. The award was made pursuant to Mr. Rapino’s employment agreement and was comprised of two separate grants:

•	100,000 restricted shares, which were to vest as follows: (i) if the company achieved $491.0 million or more of Adjusted Operating Income in 2013, then 50,000 of such shares were to have vested on March 31, 2014 and the remaining 50,000 of such shares were to vest on March 31, 2015, (ii) if the company achieved less than $441.9 million in Adjusted Operating Income in 2013, then all 100,000 of such shares were to have been forfeited and (iii) if the company achieved at least $441.9 million but less than $491.0 million in Adjusted Operating Income in 2013, then a percentage of such shares were to have vested in accordance with a straight-line scale, with half vesting on March 31, 2014 and the other half vesting on March 31, 2015 (with any remaining portion of the 100,000 shares forfeited).

In March 2014, the Compensation Committee determined that, on a pro forma, constant currency basis, 101% of the company Adjusted Operating Income target had been achieved. As a result, 50,000 of these shares vested on March 31, 2014 and the remaining 50,000 shares will vest on March 31, 2015, subject to Mr. Rapino’s continued employment with the company.

•	50,000 restricted shares, which were to vest as follows: (i) if four key milestones established by the Compensation Committee with respect to Ticketmaster’s technology replatforming project were all achieved in their entirety by the end of 2013, then 25,000 of such shares were to have vested on March 31, 2014 and the remaining 25,000 of such shares were to vest on March 31, 2015, and (ii) if any of the milestones had not been achieved by the end of 2013, then all 50,000 of such shares were to have been forfeited, in each case subject to Mr. Rapino’s continued employment with the company.

In March 2014, the Compensation Committee determined that not all of the key milestones had been achieved as originally established, based on information provided both by management and by an independent consulting firm engaged by the Audit Committee in connection with its oversight over the replatforming project. However, the Compensation Committee determined to discretionarily vest the award in recognition of the company’s outstanding overall results in 2013. As a result, 25,000 of these shares vested on March 31, 2014 and the remaining 25,000 will vest on March 31, 2015, subject to Mr. Rapino’s continued employment with the company.

Joe Berchtold.  On March 13, 2013, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Berchtold was granted 131,200 stock options with an exercise price of $11.69 per share, representing the closing price on the date of grant, and 20,118 shares of restricted common stock. The stock options vest 50% on March 31, 2014 and 50% on March 31, 2015. The shares of restricted stock were to vest as follows: (i) if the company achieved $491.0 million or more of Adjusted Operating Income in 2013, then 50% of such shares were to have vested on each of March 31, 2014 and March 31, 2015, (ii) if the company achieved less than $441.9 million in Adjusted Operating Income in 2013, then all 20,118 of such shares were to have been forfeited, and (iii) if the company achieved at least $441.9 million but less than $491.0 million in Adjusted Operating Income in 2013, then a percentage of such shares were to have vested in accordance with a straight-line scale, with one-half vesting on each of March 31, 2014 and March 31, 2015 (with any remaining portion of the 20,118 shares forfeited). The vesting of the stock options and shares of restricted stock are subject to Mr. Berchtold’s continued employment with the company.

In March 2014, the Compensation Committee determined that, on a pro forma, constant currency basis, 101% of the company Adjusted Operating Income target had been achieved. As a result, 50% of the 20,118 restricted shares vested on March 31, 2014 and the remaining 50% of such shares will vest on March 31, 2015.

Michael Rowles.  On March 13, 2013, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Rowles was granted 46,673 stock options with an exercise price of $11.69 per share, representing the closing price on the date of grant, and 7,157 shares of restricted common stock. The stock options vest 50% on March 31, 2014 and 50% on March 31, 2015. The shares of restricted stock were to vest as follows: (i) if the company achieved $491.0 million or more of Adjusted Operating Income in 2013, then 50% of such shares were to have vested on each of March 31, 2014 and March 31, 2015, (ii) if the company achieved less than $441.9 million in Adjusted Operating Income in 2013, then all 7,157 of such shares were to have been forfeited, and (iii) if the company achieved at least $441.9 million but less than $491.0 million in Adjusted Operating Income in 2013, then a percentage of such shares were to have vested in accordance with a straight-line scale, with one-half vesting on each of March 31, 2014 and March 31, 2015 (with any remaining portion of the 7,157 shares forfeited). The vesting of the stock options and shares of restricted stock are subject to Mr. Rowles’ continued employment with the company.

In March 2014, the Compensation Committee determined that, on a pro forma, constant currency basis, 101% of the company Adjusted Operating Income target had been achieved. As a result, 50% of the 7,157 restricted shares vested on March 31, 2014 and the remaining 50% of such shares will vest on March 31, 2015.

On June 13, 2013, in recognition of Mr. Rowles’ efforts in obtaining a favorable result for the company in its arbitration matter with CTS Eventim, the Compensation Committee granted Mr. Rowles 12,853 shares of restricted common stock, which will vest in equal annual installments over four years from the date of grant, subject to Mr. Rowles’ continued employment with the company.

Kathy Willard.  On March 13, 2013, as part of a broader set of grants made to certain of our executive officers and other key employees, Ms. Willard was granted 127,290 stock options with an exercise price of $11.69 per share, representing the closing price on the date of grant, and 19,519 shares of restricted common stock. The stock options vest 50% on March 31, 2014 and 50% on March 31, 2015. The shares of restricted stock were to vest as follows: (i) if the company achieved $491.0 million or more of Adjusted Operating Income in 2013, then 50% of such shares were to have vested on each of March 31, 2014 and March 31, 2015, (ii) if the company achieved less than $441.9 million in Adjusted Operating Income in 2013, then all 19,519 of such shares were to have been forfeited, and (iii) if the company achieved at least $441.9 million but less than $491.0 million in Adjusted Operating Income in 2013, then a percentage of such shares were to have vested in accordance with a straight-line scale, with one-half vesting on each of March 31, 2014 and March 31, 2015 (with any remaining portion of the 19,519 shares forfeited). The vesting of the stock options and shares of restricted stock are subject to Ms. Willard’s continued employment with the company.

In March 2014, the Compensation Committee determined that, on a pro forma, constant currency basis, 101% of the company Adjusted Operating Income target had been achieved. As a result, 50% of the 19,519 restricted shares vested on March 31, 2014 and the remaining 50% of such shares will vest on March 31, 2015.

Nathan Hubbard.  On March 13, 2013, pursuant to his employment agreement, Mr. Hubbard was granted 120,000 shares of restricted common stock, which were to vest as follows: (i) if four key milestones established by the Compensation Committee with respect to Ticketmaster’s technology replatforming project were all achieved in their entirety by the end of 2013, then all 120,000 of such shares were to have vested on March 31, 2014, and (ii) if any of the milestones had not been achieved by the end of 2013, then all 120,000 of such shares were to have been forfeited.

In March 2014, the Compensation Committee determined that not all of the key milestones had been achieved as originally established, based on information provided both by management and by an independent consulting firm engaged by the Audit Committee in connection with its oversight over the replatforming project. However, the Compensation Committee determined to discretionarily vest a portion of the award. As a result, 60,000 of these shares vested on March 31, 2014, and the remaining 60,000 of these shares were forfeited on that same date.

On March 13, 2013, Mr. Hubbard was granted 2,605 shares of restricted common stock. The shares were granted as “top-up shares” pursuant to the terms of Mr. Hubbard’s 2012 grant of restricted common stock due to his 2012 targets associated with such grant having been exceeded, and were to vest in equal annual installments on March 31 of 2013, 2014 and 2015. On March 31, 2013, one-third of these shares vested in accordance with their terms, and on August 13, 2013, in connection with Mr. Hubbard’s separation from the company, the remaining two-thirds of these shares were accelerated and vested.

Also on March 13, 2013, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Hubbard was granted 22,055 stock options with an exercise price of $11.69 per share, representing the closing price on the date of grant, and 3,382 shares of restricted common stock, which were to have vested based on the achievement of company Adjusted Operating Income for the year. On August 13, 2013, however, in connection with Mr. Hubbard’s separation from the company, all 22,055 of these stock options and all 3,382 of these shares were accelerated and vested.

Timing of Equity Grants

The Compensation Committee currently does not utilize formal guidelines regarding the timing of equity award grants. However, in the event that material non-public information becomes known to the Compensation Committee prior to granting an equity award, the Compensation Committee will take the existence of such information into consideration and make an assessment in its business judgment whether to delay the grant of any proposed equity award in order to avoid any impropriety.

Employee Benefits and Other Perquisites

The named executive officers are eligible to participate in our Group Benefits Plan, which is generally available to all full-time employees and which includes medical, vision, dental, company-paid life and accidental death or dismemberment, supplemental life and accidental death or dismemberment and short- and long-term disability insurance, flexible spending accounts (health and dependent care), a health savings account and an employee assistance program. Additionally, our employees are entitled to paid vacation, sick leave and other paid holidays. We believe that our commitment to provide the above benefits recognizes that the health and well-being of our employees contribute directly to a productive and successful work life that enhances results for us and our stockholders.

In addition to the employee benefits discussed above, the named executive officers receive certain perquisites and personal benefits, as appropriate to their particular circumstances, which are not generally available to all our employees. In 2013:

•	Mr. Rapino received an automobile allowance, a medical physical exam and reimbursements for the tax expense associated with such payments, both pursuant to the terms of his employment agreement (as noted above, however, no such future tax expense reimbursement will be payable as of June 1, 2014 under the terms of Mr. Rapino’s employment agreement amendment).

•	Mr. Berchtold received a company contribution under a 401(k) savings plan, tickets to Live Nation events for certain family members and a membership to the House of Blues Foundation Room.
•	Mr. Capo received a company contribution under a 401(k) savings and a membership to the House of Blues Foundation Room.
•	Ms. Willard received a company contribution under a 401(k) savings plan and tickets to Live Nation events for certain family members.

Mr. Rowles did not receive perquisites and personal benefits aggregating to more than $10,000 during 2013.

We are a live entertainment company, and from time to time our directors and certain employees, including the named executive officers, receive complimentary tickets to live events that are produced and/or promoted by us. Regular attendance at our events is integrally and directly related to the performance of the named executive officers’ duties, and we therefore do not consider their receipt of these tickets, or reimbursement for associated travel or other related expenses, to constitute a perquisite. To the extent the named executive officers are accompanied to such events by family or friends, however, the incremental costs to us associated with those guests’ attendance are deemed to be perquisites.

For further discussion of the above perquisites, see “Executive Compensation Tables—2013 Summary Compensation Table” below.

401(k) Savings Plan

We maintain a 401(k) Savings Plan for all U.S.-based employees, including named executive officers, as a source of retirement income. Generally, our full-time employees that are at least 21 years of age are eligible to participate in the plan immediately upon hire, and our part-time, seasonal and temporary employees that are at least 21 years of age are eligible to participate in the plan upon completing one year of service and a minimum of 1,000 hours of service. We currently match 50% of the employee’s first 5% of pay contributed to the plan, which contributions vest 50% after the employee’s second full year of service and 100% after the third full year of service, after which all matching contributions are fully vested at the time they are made. Our named executive officers receive contribution matches on the same terms and conditions as our employees generally. Fidelity Investments is the independent plan trustee. As of December 31, 2013, participants had the ability to direct contributions into specified mutual funds within the Fidelity family of funds, as well as other outside investment vehicles. Currently, our common stock is not an investment option under the plan. We believe that offering our named executive officers this additional vehicle for saving and generating earnings on their savings in a tax-deferred manner provides a valuable benefit that helps us to retain top talent.

Tax and Accounting Considerations
Tax Considerations

Section 162(m) of the Internal Revenue Code, as amended, places a limit of $1 million on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our Chief Executive Officer and the next three most highly compensated officers, other than our Chief Financial Officer, which are referred to as the Covered Persons. However, performance-based compensation that meets certain requirements may be excluded from this $1 million limitation.

In reviewing the effectiveness of our executive compensation program and determining whether to structure our compensation to avoid the imposition of this $1 million deduction limitation, the

Compensation Committee considers the anticipated tax treatment to us and to the Covered Persons of various payments and benefits. However, the deductibility of certain compensation payments may depend, in part, upon the timing of vesting (or other tax events) arising in connection with certain other awards, as well as certain factors that may be beyond the Compensation Committee’s control. While the tax impact of any compensation arrangement is one factor to be considered in determining appropriate compensation, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. For these and other reasons, including preservation of flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee did not, during 2013, limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code and has not adopted a policy requiring all compensation to be structured in this manner.

The Compensation Committee does consider various alternatives designed to preserve the deductibility of compensation and benefits to the extent reasonably practicable and to the extent consistent with our other compensation objectives, including the objective of retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. As appropriate or advisable, the Compensation Committee establishes specific annual performance criteria under our Amended and Restated 2006 Annual Incentive Plan and/or our stock incentive plans in an effort to ensure deductibility of certain of our named executive officers’ incentive compensation. The Compensation Committee may, however, continue to award compensation which may not be fully deductible if it determines that such compensation is consistent with our philosophy and is in our and our stockholders’ best interests.

The Compensation Committee also endeavors to structure executive officers’ compensation in a manner that is either compliant with, or exempt from the application of, Internal Revenue Code Section 409A, which provisions may impose significant additional taxes on non-conforming, nonqualified deferred compensation (including certain equity awards, severance, incentive compensation, traditional deferred compensation and other payments). Again, the tax impact of any compensation arrangement is one factor to be considered in determining appropriate compensation, and such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives.

Accounting Considerations

The Compensation Committee, when advised by management, also considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives, but will consider any changes in light of our overall compensation philosophy.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the company under the Securities Act or the Exchange Act whether made on, before or after the date of this amended report and irrespective of any general incorporation language in such filing.

The undersigned members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,
The Compensation Committee of the Board of Directors

Mark Carleton Ted Enloe (Chair) Mark Shapiro

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee was at any time during 2013, or at any other time, an officer or employee of Live Nation, and no member had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC. None of our executive officers (i) serves as a member of the compensation committee of any other company of which any member of the Compensation Committee or board of directors is an executive officer, or (ii) serves as a member of the board of directors of any other company of which any member of the Compensation Committee is an executive officer.

EXECUTIVE COMPENSATION TABLES

2013 Summary Compensation Table

The following table sets forth summary information concerning the compensation for each of our named executive officers (including Mr. Hubbard, who departed from the company in August 2013) for all services rendered in all capacities to us during the fiscal years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael Rapino President, Chief Executive Officer and Director	2013	2,300,000	—		1,753,500	—		4,830,000	52,119	8,935,619
	2012	2,200,000	243,281	(5)	2,595,000	18,994,846	(6)	4,400,000	46,408	28,479,535
	2011	2,001,852	—		2,673,427	2,431,848		4,800,000	37,219	11,944,346
Joe Berchtold Chief Operating Officer(7)	2013	750,000	—		235,179	696,320		750,000	14,097	2,445,596
	2012	666,250	—		314,392	—		666,250	—	1,646,892
Brian Capo Chief Accounting Officer(8)	2013	280,000	—		—	—		84,000	11,000	375,000
Michael Rowles General Counsel and Secretary	2013	667,013	—		283,658	247,708		667,013	—	1,865,392
	2012	635,250	—		299,766	—		635,250	—	1,570,266
	2011	579,353	28,875	(9)	117,832	200,415		577,500	—	1,503,975
Kathy Willard Chief Financial Officer	2013	727,650	—		228,177	675,568		727,650	10,711	2,369,756
	2012	693,000	—		327,017	—		693,000	—	1,713,017
	2011	631,853	31,500	(9)	256,256	437,905		630,000	—	1,987,514
Nathan Hubbard President – Ticketmaster(10)	2013	492,480	—		1,442,336	117,053		—	1,315,970	3,367,839
	2012	768,750	—		738,765	—		—	—	1,507,515
	2011	751,112	2,000,000		722,728	656,588		—	—	4,130,428
(1)	The amounts reflected in the table represent the actual amounts paid to the named executive officers in the applicable year and are not annualized.
(2)	The amounts listed are equal to the aggregate grant date fair value computed in accordance with ASC 718. Additional information related to the calculation of the compensation cost is set forth in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013. All of these awards were granted under our stock incentive plans.
(3)	The amounts set forth in this column for 2013 reflect a cash performance bonus that was paid in 2014 but was earned based upon obtaining 2013 financial performance goals. For further discussion of these bonus payments, see the Compensation Discussion and Analysis section of this proxy statement.
(4)	The amounts for 2013 represent (i) for Mr. Rapino, an automobile allowance of $20,738, a tax gross-up payment of $8,489 relating to such automobile allowance, a medical physical exam of $12,000 and a tax gross-up payment of $10,892 relating to such medical physical exam, (ii) for Mr. Berchtold, a company contribution under a 401(k) savings plan, tickets to Live Nation events for certain family members and a membership to the House of Blues Foundation Room, (iii) for Mr. Capo a company contribution under a 401(k) savings and a membership to the House of Blues Foundation Room, (iv) for Ms. Willard a company contribution under a 401(k) savings plan and tickets to Live Nation events for certain family members, and (v) for Mr. Hubbard a company contribution under a 401(k) savings plan and the severance amount explained in Note 10 below. Mr. Rowles did not receive perquisites and personal benefits aggregating more than $10,000 during 2013.
(5)	In 2011, Mr. Rapino had voluntarily waived a contractual salary increase of $100,000. In August 2012, in recognition of the company’s strong performance in 2011 and Mr. Rapino’s significant contributions to such performance, the Compensation Committee paid Mr. Rapino a cash bonus of $243,281, consisting of (i) $240,000, representing the additional amount that would have been included in Mr. Rapino’s 2011 bonus had he not voluntarily waived the salary increase of

$100,000, and (ii) $3,281, representing accrued interest on the $240,000 amount from March 31, 2012 (the date on which 2011 bonuses were approved) through the date of actual payment of the additional $240,000.
(6)	Represents the aggregate grant date fair value computed in accordance with ASC 718 of a one-time award of 3,600,000 stock options awarded to Mr. Rapino in connection with the renewal of his employment contract.
(7)	Mr. Berchtold did not serve as an executive officer during 2011.
(8)	Mr. Capo became a named executive officer for the first time in 2013 and, accordingly, summary compensation information is only provided for 2013.
(9)	In 2011, Mr. Rowles and Ms. Willard had voluntarily waived contractual salary increases of $28,875 and $31,500, respectively. In March 2012, in recognition of the company’s strong performance in 2011 and Mr. Rowles’ and Ms. Willard’s significant contributions to such performance, the Compensation Committee adjusted Mr. Rowles’ and Ms. Willard’s 2011 bonus eligibility to account for this previously waived salary, and Mr. Rowles and Ms. Willard were each paid their bonuses at the 100% target level as adjusted to include this additional salary. The amounts of those additional payments to Mr. Rowles ($28,875) and Ms. Willard ($31,500) have been reported in the bonus column of the table for 2011.
(10)	On August 16, 2013, Mr. Hubbard’s employment with the company ended. In connection with his departure, Mr. Hubbard received a cash severance payment of $1,307,220, consisting of five months’ base salary and one hundred percent of his target bonus for 2013. Mr. Hubbard’s bonus for 2011 represents a $2,000,000 cash retention bonus paid in October 2011 in connection with the amendment of his employment agreement. The cash retention bonus was offset against any subsequent performance bonuses earned by Mr. Hubbard. For 2011 and 2012, Mr. Hubbard was awarded cash performance bonuses of $937,500 and $960,938, respectively, which were offset in their entirety against this cash retention bonus. The remaining balance of $101,562 was forgiven upon Mr. Hubbard’s departure from the company.

2013 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2013 to the named executive officers.

	Grant Date	Measurement Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)					All Other Stock Awards: Number of Shares of Stock or Units (#)(1)		Grant Date Fair Value of Stock and Option Awards ($)(2)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Michael Rapino	3/13/13	—	1,725,000	4,600,000	6,900,000	—		—		—	—		—
	3/13/13	—	—	—	—	90,000	(3)	100,000	(3)	—	—		1,169,000
	3/13/13	—	—	—	—	—		50,000	(3)	—	—		584,500
Joe Berchtold	3/13/13	—	675,000	750,000	—	—		—		—	—		—
	3/13/13	—	—	—	—	18,106	(4)	20,118	(4)	—	—		235,179
	3/13/13	—	—	—	—	—		—		—	131,200		696,320
Brian Capo	3/13/13	—	75,600	84,000	—	—		—		—	—		—
Michael Rowles	3/13/13	—	633,661	667,013	—	—		—		—	—		—
	3/13/13	—	—	—	—	6,441	(4)	7,157	(4)	—	—		83,665
	3/13/13	—	—	—	—	—		—		—	46,673		247,708
	6/13/13	—	—	—	—	—		—		—	12,853		199,993
Kathy Willard	3/13/13	—	654,885	727,650	—	—		—		—	—		—
	3/13/13	—	—	—	—	17,567	(4)	19,519	(4)	—	—		228,177
	3/13/13	—	—	—	—	—		—		—	127,290		675,568
Nathan Hubbard	3/13/13	—	960,336	984,961	—	—		—		—	—		—
	3/13/13	—	—	—	—	3,043	(5)	3,382	(5)	—	—		39,536
	3/13/13	—	—	—	—	—		120,000	(5)	—	—		1,402,800
	3/13/13	—	—	—	—	—		—		—	22,055	(5)	117,053
(1)	The amounts reflect the number of stock options or shares of restricted stock granted under our stock incentive plans.
(2)	The dollar values of stock option and restricted stock awards disclosed in this column are equal to the aggregate grant date fair value computed in accordance with ASC 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013.
(3)	Mr. Rapino’s 100,000-share restricted stock award vested 50% on March 31, 2014, in connection with our achievement of the financial performance target established by the Compensation Committee, and the remaining 50% of the award will vest on March 31, 2015, subject to Mr. Rapino’s continued employment with the company. In March 2014, the Compensation Committee determined to discretionarily vest Mr. Rapino’s 50,000-share restricted stock award, with 25,000 of such shares having vested on March 31, 2014 and the remaining 25,000 shares to vest on March 31, 2015, subject to Mr. Rapino’s continued employment with the company. The restricted stock award, as so modified, has a grant date fair value of $1,143,000.
(4)	Mr. Berchtold’s 20,118-share restricted stock award, Mr. Rowles’ 7,157-share restricted stock award and Ms. Willard’s 19,519-share restricted stock award each vested 50% on March 31, 2014, in connection with our achievement of the financial performance targets established by the Compensation Committee, and the remaining 50% of each such award will vest on March 31, 2015, subject to Messrs. Berchtold’s and Rowles’ and Ms. Willard’s continued employment with the company.
(5)	Mr. Hubbard’s 3,382-share and 22,055-share restricted stock awards vested in full in August 2013 in connection with the ending of Mr. Hubbard’s employment with the company. 60,000 of Mr. Hubbard’s 120,000-share restricted stock award was discretionarily vested on March 31, 2014 and the remainder was forfeited on that same date. The restricted stock award, as so modified, has a grant date fair value of $1,377,600.

2013 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards at December 31, 2013 granted to each of our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Michael Rapino	670,000	—	—	24.95	2/2017	—	—	—	—
	1,600,000	400,000	—	2.75	3/2019	—	—	—	—
	300,000	100,000	—	11.01	6/2020	—	—	—	—
	226,300	226,300	—	11.44	7/2021	—	—	—	—
	125,000	375,000	—	8.71	8/2022	—	—	—	—
	720,000	2,880,000	—	8.77	12/2022	—	—	—	—
	—	—	—	—	—	10,492	207,322	—	—
	—	—	—	—	—	—	—	350,000	6,916,000
	—	—	—	—	—	—	—	62,350	1,232,036
	—	—	—	—	—	—	—	50,000	988,000
	—	—	—	—	—	—	—	25,000	494,000
	—	—	—	—	—	—	—	112,500	2,223,000
	—	—	—	—	—	—	—	100,000	1,976,000
	—	—	—	—	—	—	—	50,000	988,000

Joe Berchtold	63,050	63,050	—	11.44	7/2021	—	—	—	—
	—	131,200	—	11.69	3/2023	—	—	—	—
	—	—	—	—	—	17,350	342,836	—	—
	—	—	—	—	—	—	—	22,309	440,826
	—	—	—	—	—	—	—	20,118	397,532
Brian Capo	15,000	—	—	11.17	3/2018	—	—	—	—
	—	—	—	—	—	3,750	74,100	—	—
	—	—	—	—	—	3,750	74,100	—	—
Michael Rowles	50,000	—	—	24.95	2/2017	—	—	—	—
	101,760	33,920	—	11.01	6/2020	—	—	—	—
	18,650	18,650	—	11.44	7/2021	—	—	—	—
	—	46,673	—	11.69	3/2023	—	—	—	—
	—	—	—	—	—	12,853	253,975	—	—
	—	—	—	—	—	75,000	1,482,000	—	—
	—	—	—	—	—	3,559	70,326	—	—
	—	—	—	—	—	5,150	101,764	—	—
	—	—	—	—	—	—	—	21,271	420,315
	—	—	—	—	—	—	—	7,157	141,422
Kathy Willard	15,000	—	—	24.95	2/2017	—	—	—	—
	20,000	—	—	22.50	10/2017	—	—	—	—
	111,030	37,010	—	11.01	6/2020	—	—	—	—
	40,750	40,750	—	11.44	7/2021	—	—	—	—
	—	127,290	—	11.69	3/2023	—	—	—	—
	—	—	—	—	—	75,000	1,482,000	—	—
	—	—	—	—	—	3,883	76,728	—	—
	—	—	—	—	—	11,200	221,312	—	—
	—	—	—	—	—	—	—	17,404	343,903
	—	—	—	—	—	—	—	5,801	114,628
	—	—	—	—	—	—	—	19,519	385,695
Nathan Hubbard	—	—	—	—	—	—	—	120,000	2,371,200

(1)	The following table provides information with respect to our named executive officers’ unvested stock options as of December 31, 2013.

Vesting Date	Michael Rapino	Joe Berchtold	Michael Rowles	Kathy Willard
March 2014	400,000	65,600	23,336	63,645
June 2014	100,000	—	33,920	37,010
July 2014	113,150	31,525	9,325	20,375
August 2014	125,000	—	—	—
December 2014	720,000	—	—	—
March 2015	—	65,600	23,337	63,645
July 2015	113,150	31,525	9,325	20,375
August 2015	125,000	—	—	—
December 2015	720,000	—	—	—
August 2016	125,000	—	—	—
December 2016	720,000	—	—	—
December 2017	720,000	—	—	—
Total	3,981,300	194,250	99,243	205,050

(2)	The following table provides information with respect to our named executive officers’ earned but unvested restricted stock awards as of December 31, 2013.

Vesting Date	Michael Rapino	Joe Berchtold	Brian Capo	Michael Rowles	Kathy Willard
January 2014	—	—	5,000	75,000	75,000
June 2014	10,492	—	—	6,772	3,883
July 2014	—	8,675	—	2,575	5,600
January 2015	—	—	1,250	—	—
June 2015	—	—	—	3,213	—
July 2015	—	8,675	—	2,575	5,600
January 2016	—	—	1,250	—	—
June 2016	—	—	—	3,213	—
June 2017	—	—	—	3,214	—
Total	10,492	17,350	7,500	96,562	90,083

(3)	Market value of restricted stock grants is determined by using the closing price of $19.76 per share for our common stock on December 31, 2013, the last business day of the 2013 fiscal year. The amounts indicated are not necessarily indicative of the amounts that may be realized by our named executive officers if and when these awards vest, due to potential fluctuations in the value of our common stock.

2013 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Rapino(1)	—	—	260,341	3,625,129
Joe Berchtold(2)	—	—	19,812	278,588
Brian Capo(3)	—	—	5,000	50,713
Michael Rowles(4)	—	—	91,753	992,437
Kathy Willard(5)	—	—	96,066	1,058,918
Nathan Hubbard(6)	251,195	1,534,082	267,619	3,836,205

(1)	Upon the vesting of Mr. Rapino’s restricted stock awards, 84,745 shares of our common stock with an aggregate value on vesting of $1,890,524 were withheld to satisfy tax withholding obligations.
(2)	Upon the vesting of Mr. Berchtold’s restricted stock awards, 7,440 shares of our common stock with an aggregate value on vesting of $104,619 were withheld to satisfy tax withholding obligations.
(3)	Upon the vesting of Mr. Capo’s restricted stock awards, 1,323 shares of our common stock with an aggregate value on vesting of $13,413 were withheld to satisfy tax withholding obligations.
(4)	Upon the vesting of Mr. Rowles’ restricted stock awards, 35,175 shares of our common stock with an aggregate value on vesting of $384,898 were withheld to satisfy tax withholding obligations.
(5)	Upon the vesting of Ms. Willard’s restricted stock awards, 46,475 shares of our common stock with an aggregate value on vesting of $515,166 were withheld to satisfy tax withholding obligations.
(6)	Upon the vesting of Mr. Hubbard’s restricted stock awards, 128,433 shares of our common stock with an aggregate value on vesting of $1,886,848 were withheld to satisfy tax withholding obligations. Upon the exercise of Mr. Hubbard’s stock options, 162,502 shares of our common stock were withheld to satisfy the exercise cost of $2,810,127.

2013 Potential Payments Upon Termination or Change in Control

Name	Benefit(1)	Termination w/o Cause ($)	Termination w/Good Reason ($)	Death ($)	Disability ($)(2)	Change in Control ($)
Michael Rapino	Severance(3)	31,200,000	31,200,000	11,100,000	11,100,000	31,200,000
	Equity Awards(3)(4)	44,555,524	44,555,524	60,381,124	60,381,124	60,381,124
	Medical Benefits(3)	50,000	50,000	—	—	50,000
	Tax Gross-up(5)	—	—	—	—	33,633,818
Total		75,805,524	75,805,524	71,481,124	71,481,124	125,264,942
Joe Berchtold	Severance(6)	1,500,000	1,500,000	750,000	750,000	—
	Equity Awards(4)	—	—	2,764,336	—	2,764,336
Total		1,500,000	1,500,000	3,514,336	750,000	2,764,336
Brian Capo	Severance(7)	210,000	210,000	—	—	—
	Equity Awards(4)	—	—	148,200	—	148,200
Total		210,000	210,000	148,200	—	148,200
Michael Rowles	Severance(8)	2,001,039	2,001,039	667,013	667,013	2,001,039
	Equity Awards(4)(8)	3,298,224	3,298,224	3,298,224	—	3,298,224
Total		5,299,263	5,299,263	3,965,237	667,013	5,299,263
Kathy Willard	Severance(9)	2,182,950	2,182,950	727,650	727,650	—
	Equity Awards(4)(9)	4,314,157	4,314,157	4,314,157	—	4,314,157
Total		6,497,107	6,497,107	5,041,807	727,650	4,314,157
(1)	All benefits are calculated as if these events were to occur on December 31, 2013, the last business day of the 2013 fiscal year, as required under the applicable rules. Each named executive officer legally is entitled to receive his or her accrued and unpaid base salary (including accrued paid time-off) upon any termination, including a termination for “cause.” Consequently, this table reflects only the additional compensation the named executive officers would receive upon termination by virtue of company policy or such officer’s employment agreement. In certain circumstances (as explained in the footnotes below) a named executive officer would be entitled to a pro-rated cash performance bonus for the year of termination, which for purposes of this table would be for 2013. For presentation purposes, in those instances, the severance amounts shown include the full 2013 performance bonus that was actually received by such officer and which has already been included in the 2013 Summary Compensation Table, which performance bonus would not have actually been paid as shown in such table in that instance since, in this hypothetical presentation, the termination would have been as of the last business day of the year (i.e., there would be no duplicative payments of such amounts); the full bonus is shown since pro-ration would be negligible. Benefits reflected in the table are estimates; the actual benefit payable is determined upon termination. For definitions of “cause” and “good reason” applicable to the named executive officers and a description of the payment schedules applicable to the payments summarized in this table, see “Named Executive Officer Employment Agreements” below.
(2)	Upon disability, generally, each named executive officer’s stock options would continue to vest, and the restrictions on any restricted stock awards would continue to lapse, in accordance with their terms.
(3)	If Mr. Rapino’s employment is terminated by him for “good reason” or he is terminated by us without “cause,” provided he signs a general release of claims, he would receive (i) consideration of $31,200,000 (which represents the Rapino Company Severance ($26,800,000), as defined below under “Named Executive Officer Employment Agreements—Michael Rapino,” and his 2012 performance and exceptional performance bonuses ($4,400,000), (ii) the acceleration of all stock option and restricted stock awards and (iii) continuation of medical benefits for a period of three years not to exceed $16,667 per year. The severance amount listed for Mr. Rapino in the “Change in Control” column only becomes payable if Mr. Rapino experiences a qualifying termination in connection with a “change in control.” The gross-up payment amount assumes that Mr. Rapino is terminated and becomes entitled to severance in connection with the change in control.
(4)	In the event of either a “change in control” or the death of an officer, the officer’s outstanding unvested stock options and shares of restricted stock granted under the Live Nation stock incentive plan would immediately vest in their entirety pursuant to the terms of the applicable grant agreements. The values of accelerated stock options and restricted shares are based upon the closing sale price of our common stock on December 31, 2013 of $19.76 but exclude stock options where the exercise price exceeds the closing sale price of our common stock on December 31, 2013.
(5)	This amount represents the tax gross-up payment to which Mr. Rapino would have been entitled if he had experienced a qualifying termination on December 31, 2013 in connection with a change in control of the company.
(6)	If Mr. Berchtold’s employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive consideration of $1,500,000 (representing $750,000 in salary payout and $750,000 for his 2013 performance bonus). If Mr. Berchtold’s employment is terminated due to his death or disability, he would receive $750,000, representing his performance bonus for 2013.
(7)	If Mr. Capo’s employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive consideration of $210,000 representing a salary payout.
(8)	If Mr. Rowles’ employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive (i) consideration of $2,001,039 (representing $1,334,026 in salary payout and $667,013 for his 2013 performance bonus) and (ii) the acceleration of all stock option and restricted stock awards. If Mr. Rowles’ employment is terminated due to his death or disability, he would receive $667,013, representing his performance bonus for 2013. Upon a change in control, if Mr. Rowles is not offered continued employment as our General Counsel or as General Counsel of the surviving entity, then Mr. Rowles may terminate his employment for “good reason.” The severance amount listed for Mr. Rowles in the “Change in Control” column only becomes payable if Mr. Rowles experiences a qualifying termination in connection with a change in control.
(9)	If Ms. Willard’s employment is terminated by her for “good reason” or by us without “cause,” provided she signs a general release of claims, she would receive (i) consideration of $2,182,950 (representing $1,455,300 in salary payout and $727,650 for her 2013 performance bonus) and (ii) the acceleration of all stock option and restricted stock awards. If Ms. Willard’s employment is terminated due to her death or disability, she would receive $727,650, representing her performance bonus for 2013.

Change in Control Provisions

For a more detailed description of the “change in control” provisions applicable to our named executive officers under their employment agreements, see “Named Executive Officer Employment Agreements” below.

Named Executive Officer Employment Agreements

We have entered into employment agreements with each of the named executive officers. Among other things, these agreements provide for certain payments upon a change in control or termination of employment. The principal elements of these employment agreements are summarized below:

Michael Rapino

In October 2009, we entered into an employment agreement with Mr. Rapino that replaced and superseded his prior employment agreement and became effective upon completion of the Ticketmaster merger, under which Mr. Rapino serves as our President and Chief Executive Officer, and a member of our board of directors for as long as he remains an officer of the company. This agreement was amended in December 2012; as noted below, certain provisions of the amendment were effective immediately and certain provisions will take effect on June 1, 2014. The term of the agreement as amended ends on December 31, 2017.

Under the employment agreement prior to its amendment, Mr. Rapino received a base salary of $2,000,000 per year beginning on January 25, 2010, and was entitled to receive minimum increases in base salary of $100,000 per year on each anniversary of this date. In March 2012, the Compensation Committee increased Mr. Rapino’s base salary for 2012 to $2,200,000, which increase represented Mr. Rapino’s contractual raises for 2011 (which had been previously waived) and 2012. Pursuant to the amendment, Mr. Rapino now receives a base salary of $2,300,000 per year effective January 1, 2013 through the end of the term, and the guaranteed annual minimum increases have been eliminated.

Mr. Rapino is eligible to receive (a) an annual cash performance bonus with a target amount equal to 100% of his highest base salary paid during the calendar year in which the bonus was earned, (b) an annual cash exceptional performance bonus with a target amount equal to an additional 100% of his highest base salary paid during the calendar year in which the bonus was earned (each subject to increases or decreases based on actual performance, determined by reference to the achievement of performance targets established by the Compensation Committee), (c) annual grants of 150,000 shares of restricted stock, vesting in equal installments on March 31st of the first two calendar years following the applicable date of grant, subject to the attainment of specified financial and individual performance criteria set by the Compensation Committee and Mr. Rapino’s continued employment with Live Nation. However, under the terms of the amendment, effective June 1, 2014, the annual grants of 150,000 shares of restricted stock referred to above will be eliminated. On December 10, 2012, in connection with his execution of the amendment to his employment agreement, Mr. Rapino received a grant of 3,600,000 stock options, which vest ratably in equal installments on the first, second, third, fourth and fifth anniversaries of the grant date at a per share exercise price of $8.77, representing the closing price of the company’s common stock on the date of grant (the “First Amendment Option Grant”).

Under the employment agreement, upon the occurrence of a “change in control” of Live Nation prior to June 1, 2014, all unvested equity awards then held by Mr. Rapino will vest and become immediately exercisable (if applicable). In addition, in the event that an excise tax is imposed as a result of any payments made to Mr. Rapino in connection with a change in control of Live Nation prior to that date, we will pay to or on behalf of Mr. Rapino an amount equal to such excise taxes plus any taxes resulting from such payment. However, pursuant to the amendment, effective June 1, 2014, the foregoing acceleration of equity upon a “change of control” and the associated excise tax payments have been eliminated. Under the employment agreement, Mr. Rapino is also entitled to receive an annual car allowance, grossed up for applicable taxes; however, pursuant to the amendment, effective June 1, 2014, the amount of this car allowance will be capped at $60,000 per year and the tax gross-up will be eliminated.

The employment agreement (i) will terminate upon Mr. Rapino’s death, (ii) may be terminated by us upon Mr. Rapino’s disability, (iii) may be terminated by us at any time (a) without “cause” (as defined below) or (b) for “cause,” subject to Mr. Rapino’s right in some cases to cure and provided that at least a majority of the board of directors first determines that “cause” exists and (iv) may be terminated by Mr. Rapino at any time (a) without “good reason” (as defined below) or (b) with “good reason,” subject in some cases to our right to cure.

If Mr. Rapino’s employment is terminated due to his death or disability, he is entitled to receive:

•	accrued and unpaid base salary;
•	a pro-rated performance bonus and a pro-rated exceptional performance bonus for the current year, along with any such bonuses that may have been earned for the prior year but not yet paid;
•	accrued and unused vacation pay;
•	unreimbursed expenses;
•	a cash payment equal to the sum of his base salary and an amount equal to his most recent performance and exceptional performance bonuses for the year prior to termination; and
•	acceleration of vesting of all of his equity awards and the extension of their exercisability for one year following the date of termination.

If Mr. Rapino’s employment is terminated by us for “cause,” by Mr. Rapino without “good reason” or due to Mr. Rapino’s death or disability, he is entitled to receive:

•	accrued and unpaid base salary;
•	a pro-rated performance bonus and a pro-rated exceptional performance bonus for the current year, along with any such bonuses that may have been earned for the prior year but not yet paid;
•	accrued and unused vacation pay; and
•	unreimbursed expenses.

If Mr. Rapino’s employment is terminated by us without “cause” or by Mr. Rapino for “good reason,” he is entitled to:

•	accrued and unpaid base salary;
•	a pro-rated performance bonus and a pro-rated exceptional performance bonus for the current year, along with any such bonuses that may have been earned for the prior year but not yet paid;
•	accrued and unused vacation pay;
•	unreimbursed expenses; and

subject to Mr. Rapino signing a general release of claims,

•	a cash payment (the “Rapino Company Severance”) equal to (i) the sum of Mr. Rapino’s base salary and the performance and exceptional performance bonuses paid to Mr. Rapino for the year prior to the year in which the termination occurs, multiplied by (ii) the greater of the remainder of the employment term or three years;
•	up to $16,667 per year for up to three years of continued medical insurance coverage for Mr. Rapino and his dependents; and
•	immediate acceleration of the vesting of all unvested equity awards then held by Mr. Rapino other than the First Amendment Option Grant, which shall be accelerated only with respect to the portion of unvested options that would have vested in the two-year period following the date of termination.

From and after June 1, 2014, under the terms of the amendment, the Rapino Company Severance will be reduced to a cash payment equal to (i) the sum of Mr. Rapino’s base salary and the performance and exceptional performance bonuses paid to Mr. Rapino for the year prior to the year in which the termination occurs, multiplied by (ii) two. All other benefits payable upon a termination by us without “cause” or by Mr. Rapino for “good reason” described above remain unchanged under the amendment.

For purposes of the employment agreement, “cause” means: (i) Mr. Rapino’s willful and continued failure to perform his material duties; (ii) the willful or intentional engaging by Mr. Rapino in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to us; (iii) Mr. Rapino’s conviction of, or a plea of nolo contendere to, a crime constituting (a) a felony under the laws of the United States or any state thereof or (b) a misdemeanor involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to us; (iv) Mr. Rapino’s committing or engaging in any act of fraud, embezzlement, theft or other act of dishonesty against us that causes material and demonstrable injury, monetarily or otherwise to us; or (v) Mr. Rapino’s breach of the restrictive covenants included in the employment agreement that causes material and demonstrable injury, monetarily or otherwise, to us.

For purposes of the employment agreement, “good reason” is defined as: (i) a reduction in Mr. Rapino’s base salary or annual incentive compensation opportunity, or the failure by us to grant the restricted shares required to be granted to Mr. Rapino under the employment agreement; (ii) a breach by us of a material provision of the employment agreement; (iii) failure to re-nominate Mr. Rapino to our board of directors; (iv) us requiring Mr. Rapino to report to anyone other than the board of directors; (v) a substantial diminution in Mr. Rapino’s duties or responsibilities or a change in his title; (vi) a transfer of Mr. Rapino’s primary workplace away from Los Angeles; or (vii) prior to June 1, 2014, a change in control, except that Mr. Rapino may not invoke a “good reason” termination solely as a result of a change of control until 180 days after the change in control. Under the terms of the amendment, effective June 1, 2014, item (vii) of the foregoing definition of “good reason” will be eliminated, such that a change in control will no longer in and of itself constitute “good reason” absent the occurrence of one of the events outlined in items (i) through (vi) of the definition.

The employment agreement also contains non-disclosure, non-solicitation and indemnification provisions.

Joe Berchtold

In March 2011, we entered into an employment agreement with Joe Berchtold to serve as our Chief Operating Officer. The term of the employment agreement began effective March 18, 2011 and ended on December 31, 2013. In March 2014, we entered into a new employment agreement with Mr. Berchtold effective as of January 1, 2014, with a term ending on December 31, 2017. After that date, unless earlier terminated, Mr. Berchtold’s employment will be on an at-will basis.

During 2011 Mr. Berchtold received an annualized base salary of $650,000 per year for the portion of the year he was employed, which amount was subject to annual increases in accordance with company policy. In March 2012, the Compensation Committee increased Mr. Berchtold’s base salary for 2012 to $666,250, and in March 2013, the Compensation Committee increased his base salary for 2013 to $750,000. Under his new agreement, Mr. Berchtold receives a base salary of $1,100,000 for 2014. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee. In connection with the negotiation and anticipated entering into of his new agreement, in January 2014 Mr. Berchtold was granted 750,000 stock options and 150,000 shares of restricted stock, with both awards vesting in four equal annual installments.

Mr. Berchtold is eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee.

The employment agreement (i) will terminate upon Mr. Berchtold’s death, (ii) may be terminated by us upon Mr. Berchtold’s disability, (iii) may be terminated by us at any time without “cause” (as defined below) and for “cause,” subject to Mr. Berchtold’s general right to cure, and (iv) may be terminated by Mr. Berchtold (a) at any time by providing 30 days’ prior written notice or (b) for “good reason” (as defined below), subject in some cases to our right to cure.

If Mr. Berchtold’s employment is terminated by reason of death or disability or by us for “cause,” he is entitled to receive:

•	accrued and unpaid base salary;
•	accrued and unused vacation pay;
•	unreimbursed expenses;
•	any payments to which he may be entitled under any applicable employee benefit plan; and
•	a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid.

If Mr. Berchtold’s employment is terminated by us without “cause,” or by Mr. Berchtold for “good reason,” he is entitled to:

•	accrued and unpaid base salary;
•	accrued and unused vacation pay;
•	unreimbursed expenses;
•	any payments to which he may be entitled under any applicable employee benefit plan;
•	a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid; and
•	subject to Mr. Berchtold signing a general release of claims, a cash payment equal to Mr. Berchtold’s base salary multiplied by the greater of the remainder of the employment term or two years and immediate acceleration of the vesting of all unvested equity awards then held by Mr. Berchtold.

For purposes of the employment agreement, “cause” means: (i) conduct by Mr. Berchtold constituting a material act of willful misconduct in connection with the performance of his duties, including violation of our policy on sexual harassment or misappropriation of our funds or property, (ii) continued, willful and deliberate non-performance by Mr. Berchtold of a material duty under the employment agreement, (iii) Mr. Berchtold’s refusal or failure to follow lawful directives consistent with his title and position and the terms of the employment agreement, (iv) a criminal conviction of Mr. Berchtold, a plea of nolo contendere by Mr. Berchtold or other conduct by Mr. Berchtold that, as determined in the reasonable discretion of our board of directors, has resulted in, or would result in, material injury to our reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude, (v) a repeated failure by Mr. Berchtold to comply with a material term of the employment agreement or (vi) a material violation by Mr. Berchtold of our employment policies.

For purposes of the employment agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement, (ii) a material reduction in Mr. Berchtold’s duties, responsibilities, authority or compensation or (iii) a material geographic relocation of Mr. Berchtold’s principal work location outside Los Angeles.

The employment agreement also contains non-disclosure, non-solicitation, non-disparagement and indemnification provisions.

Brian Capo

In December 2007, we entered into, and in December 2008, we amended, an employment agreement with Brian Capo to serve as our Chief Accounting Officer. As amended, the initial term of the employment agreement began effective December 17, 2007 and ended December 17, 2009. After that date, the agreement renews automatically for additional one-year terms, such that the current term ends December 17, 2014.

Under the employment agreement, during 2013 Mr. Capo received a base salary of $280,000 per year, and he is eligible to receive annual increases commensurate with company policy. In January 2014, the Compensation Committee increased Mr. Capo’s base salary for 2014 to $300,000.

Mr. Capo is eligible to receive an annual cash performance bonus with a target equal to 30% of his base salary, based on the achievement of performance targets which are currently established annually by the Compensation Committee.

The employment agreement may be terminated at any time by either Mr. Capo or us with or without cause (as determined in our reasonable discretion).

If Mr. Capo’s employment is terminated by reason of death, by Mr. Capo for any reason or by us for “cause,” he is entitled to receive:

•	accrued and unpaid base salary;
•	accrued and unused vacation pay;
•	unreimbursed expenses; and
•	any payments to which he may be entitled under any applicable employee benefit plan.

If Mr. Capo’s employment is terminated by us without “cause,” he is entitled to:

•	accrued and unpaid base salary;
•	accrued and unused vacation pay;
•	unreimbursed expenses;
•	any payments to which he may be entitled under any applicable employee benefit plan; and
•	subject to Mr. Capo signing a general release of claims, payment in regular installments in accordance with the company’s payroll practices of an amount equal to Mr. Capo’s monthly base salary for the lesser of (i) six months or (ii) the remainder of the employment term.

The employment agreement also contains non-disclosure, non-solicitation, non-competition and indemnification provisions.

Michael Rowles

In October 2009, we entered into an amended and restated agreement with Mr. Rowles to serve as our General Counsel. As amended and restated, the term of the employment agreement began effective September 1, 2009 and ended on December 31, 2013. In March 2014, we entered into a new employment agreement with Mr. Rowles effective as of January 1, 2014, with a term ending on December 31, 2017. After that date, unless earlier terminated, Mr. Rowles’ employment will be on an at-will basis.

In 2011 Mr. Rowles received a base salary of $577,500 per year, which amount was subject to minimum increases of five percent per year. In March 2012, the Compensation Committee increased Mr. Rowles’ base salary for 2012 to $635,250, which increase represented Mr. Rowles’ contractual raises for both 2011 (which had been previously voluntarily waived) and 2012, and in March 2013, the Compensation Committee increased his base salary for 2013 to $667,013. Under his new agreement, Mr. Rowles receives a base salary of $750,000 for 2014. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee. In connection with the negotiation and anticipated entering into of his new agreement, in January 2014 Mr. Rowles was granted 100,000 stock options and 25,000 shares of restricted stock, with both awards vesting in four equal annual installments.

Mr. Rowles is eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee.

The employment agreement (i) will terminate upon Mr. Rowles’ death, (ii) may be terminated by us upon Mr. Rowles’ disability, (iii) may be terminated by us at any time without “cause” (as defined below) and for “cause,” subject to Mr. Rowles’ general right to cure, and (iv) may be terminated by Mr. Rowles (a) at any time by providing 30 days’ prior written notice or (b) for “good reason” (as defined below), subject in some cases to our right to cure.

If Mr. Rowles’ employment is terminated by reason of death or disability or by us for “cause,” he is entitled to receive:

•	accrued and unpaid base salary;
•	accrued and unused vacation pay;
•	unreimbursed expenses;
•	any payments to which he may be entitled under any applicable employee benefit plan; and
•	a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid.

If Mr. Rowles’ employment is terminated by us without “cause,” or by Mr. Rowles for “good reason,” he is entitled to:

•	accrued and unpaid base salary;
•	accrued and unused vacation pay;
•	unreimbursed expenses;
•	any payments to which he may be entitled under any applicable employee benefit plan;

•	a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid; and
•	subject to Mr. Rowles signing a general release of claims, a cash payment equal to Mr. Rowles’ base salary multiplied by the greater of the remainder of the employment term or two years and immediate acceleration of the vesting of all unvested equity awards then held by Mr. Rowles.

For purposes of the employment agreement, “cause” means: (i) conduct by Mr. Rowles constituting a material act of willful misconduct in connection with the performance of his duties, including violation of our policy on sexual harassment or misappropriation of our funds or property, (ii) continued, willful and deliberate non-performance by Mr. Rowles of a material duty under the employment agreement, (iii) Mr. Rowles’ refusal or failure to follow lawful directives consistent with his title and position and the terms of the employment agreement, (iv) a criminal conviction of Mr. Rowles, a plea of nolo contendere by Mr. Rowles or other conduct by Mr. Rowles that, as determined in the reasonable discretion of our board of directors, has resulted in, or would result in, material injury to our reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude, (v) a repeated failure by Mr. Rowles to comply with a material term of the employment agreement or (vi) a material violation by Mr. Rowles of our employment policies.

For purposes of the employment agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement, (ii) a material reduction in Mr. Rowles’ duties, responsibilities, authority or compensation or (iii) a material geographic relocation of Mr. Rowles’ principal work location outside Los Angeles.

The employment agreement also contains non-disclosure, non-solicitation, non-disparagement and indemnification provisions.

Kathy Willard

In October 2009, we entered into an amended and restated agreement with Ms. Willard to serve as our Chief Financial Officer. As amended and restated, the term of the employment agreement began effective September 1, 2009 and ended on December 31, 2013. In March 2014, we entered into a new employment agreement with Ms. Willard effective as of January 1, 2014, with a term ending on December 31, 2017. After that date, unless earlier terminated, Ms. Willard’s employment will be on an at-will basis.

In 2011 Ms. Willard received a base salary of $630,000 per year, which amount was subject to minimum increases of five percent per year. In March 2012, the Compensation Committee increased Ms. Willard’s base salary for 2012 to $693,000, which increase represented Ms. Willard’s contractual raises for both 2011 (which had been previously voluntarily waived) and 2012, and in March 2013, the Compensation Committee increased her base salary for 2013 to $727,650. Under her new agreement, Ms. Willard receives a base salary of $850,000 for 2014. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee. In connection with the negotiation and anticipated entering into of her new agreement, in January 2014 Ms. Willard was granted 300,000 stock options and 25,000 shares of restricted stock, with both awards vesting in four equal annual installments.

Ms. Willard is eligible to receive an annual cash performance bonus with a target equal to 100% of her base salary based on the achievement of performance targets established by the Compensation Committee.

The employment agreement (i) will terminate upon Ms. Willard’s death, (ii) may be terminated by us upon Ms. Willard’s disability, (iii) may be terminated by us at any time without “cause” (as defined below) and for “cause,” subject to Ms. Willard’s general right to cure, and (iv) may be terminated by

Ms. Willard (a) at any time by providing 30 days’ prior written notice or (b) for “good reason” (as defined below), subject in some cases to our right to cure.

If Ms. Willard’s employment is terminated by reason of death or disability or by us for “cause,” she is entitled to receive:

•	accrued and unpaid base salary;
•	accrued and unused vacation pay;
•	unreimbursed expenses;
•	any payments to which she may be entitled under any applicable employee benefit plan; and
•	a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid.

If Ms. Willard’s employment is terminated by us without “cause,” or by Ms. Willard for “good reason,” she is entitled to:

•	accrued and unpaid base salary;
•	accrued and unused vacation pay;
•	unreimbursed expenses;
•	any payments to which she may be entitled under any applicable employee benefit plan;
•	a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid; and
•	subject to Ms. Willard signing a general release of claims, a cash payment equal to Ms. Willard’s base salary multiplied by the greater of the remainder of the employment term or two years and immediate acceleration of the vesting of all unvested equity awards then held by Ms. Willard.

For purposes of the employment agreement, “cause” means: (i) conduct by Ms. Willard constituting a material act of willful misconduct in connection with the performance of her duties, including violation of our policy on sexual harassment or misappropriation of our funds or property, (ii) continued, willful and deliberate non-performance by Ms. Willard of a material duty under the employment agreement, (iii) Ms. Willard’s refusal or failure to follow lawful directives consistent with her title and position and the terms of the employment agreement, (iv) a criminal conviction of Ms. Willard, a plea of nolo contendere by Ms. Willard or other conduct by Ms. Willard that, as determined in the reasonable discretion of our board of directors, has resulted in, or would result in, material injury to our reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude, (v) a repeated failure by Ms. Willard to comply with a material term of the employment agreement or (vi) a material violation by Ms. Willard of our employment policies.

For purposes of the employment agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement, (ii) a material reduction in Ms. Willard’s duties, responsibilities, authority or compensation or (iii) a material geographic relocation of Ms. Willard’s principal work location outside Los Angeles.

The employment agreement also contains non-disclosure, non-solicitation, non-disparagement and indemnification provisions.

OTHER MATTERS

The board of directors is not aware of any other business that may be brought before the 2014 Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting of Stockholders, it is the intention of the designated proxy holders, Mr. Rapino and Ms. Willard, to vote on such matters in accordance with their best judgment.

An electronic copy of our Annual Report on Form 10-K filed with the SEC on February 24, 2014, is available free of charge in the Reports section of our website at investors.livenationentertainment.com. A paper copy of the Form 10-K may be obtained upon written request to:

Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel

YOUR VOTE IS IMPORTANT. Accordingly, you are urged to sign and return the accompanying proxy card or voting instruction card, as the case may be, whether or not you plan to attend the annual meeting.

LIVE NATION ENTERTAINMENT®

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, Central Time, on June 4, 2014.

Vote by Internet

- Go to **www.investorvote.com/LYV**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Mark Carleton	☐	☐	☐	02 - Jonathan Dolgen	☐	☐	☐	03 - Ariel Emanuel	☐	☐	☐
04 - Robert Ted Enloe, III	☐	☐	☐	05 - Jeffrey T. Hinson	☐	☐	☐	06 - Margaret "Peggy" Johnson	☐	☐	☐
07 - James S. Kahan	☐	☐	☐	08 - Gregory B. Maffei	☐	☐	☐	09 - Randall T. Mays	☐	☐	☐
10 - Michael Rapino	☐	☐	☐	11 - Mark S. Shapiro	☐	☐	☐				

+

	For	Against	Abstain
2. Advisory vote on the compensation of Live Nation Entertainment named executive officers.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as Live Nation Entertainment's independent registered public accounting firm for the 2014 fiscal year.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X +

01TTHB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Proxy Statement, 10-K and 2013 Annual Report to Stockholders are available at:
investors.livenationentertainment.com in the Reports section.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

LIVE NATION ENTERTAINMENT®

Proxy — LIVE NATION ENTERTAINMENT, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 5, 2014

The undersigned hereby appoints Michael Rapino and Kathy Willard, and each of them, proxy holders of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of Live Nation Entertainment, Inc.'s common stock which the undersigned is entitled to vote and act for at the Annual Meeting of Stockholders to be held at 9350 Civic Center Drive, Beverly Hills, California 90210 on June 5, 2014 at 9:00 a.m., local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present thereat.

THE PROXY HOLDERS WILL VOTE USING THE DIRECTIONS PROVIDED ON THE REVERSE SIDE OF THIS PROXY CARD. IF YOU SIGN AND RETURN THIS PROXY, BUT DO NOT PROVIDE SPECIFIC DIRECTION WITH RESPECT TO A VOTING ITEM, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2 AND 3. THE PROXY HOLDERS ARE ALSO AUTHORIZED TO VOTE UPON ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, UTILIZING THEIR OWN DISCRETION AS SET FORTH IN THE PROXY STATEMENT.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement.

(Continued and to be marked, dated and signed, on the other side.)